Filed Pursuant to Rule 424(b)(3)
Registration No. 333-207711

HARTMAN vREIT XXI, INC.

SUPPLEMENT NO. 3 DATED SEPTEMBER 3, 2019
TO THE PROSPECTUS DATED APRIL 29, 2019

This document supplements, and should be read in conjunction with, our prospectus dated April 29, 2019, relating to our offering of up to $269,000,000 in shares of our common stock. Terms used and not otherwise defined in this Supplement No. 3 have the same meanings as set forth in our prospectus. The purpose of this Supplement No. 3 is to disclose the following:

•the determination of an updated estimated net asset value (NAV) per share of our Class A and Class T shares;
•revised primary offering prices per Class A and Class T common share;
•revised distribution reinvestment plan (DRIP) prices per Class A and Class T common share;
•revised share redemption prices pursuant to our share redemption plan;
•updates to the Suitability Standards section of our prospectus;
•updates to the Indemnification section of our prospectus:
•updates to the Risk Factors section of our prospectus;
•updates to the Experts section of our prospectus; and
•filing of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019, as filed with the Securities and Exchange Commission on August 14, 2019.

Determination of Estimated Net Asset Value Per Share

The following information supplements and should be read in connection with, all discussions contained in our prospectus regarding our estimated NAV per share:

On August 8, 2019, our board of directors, including all our independent directors determined an estimated net asset value per share of our Class A common stock of $11.70 and Class T common stock of $11.23 as of December 31, 2018 (collectively, the “Net Asset Values per Share”).  In determining the estimated values per share of the Company’s common stock, our board relied upon information provided in a report (the "Valuation Report") prepared by our advisor, the recommendation of our audit committee, appraisal reports prepared by Collier’s International Valuation and Advisory Services (“Appraiser”) of our owned properties and properties owned by Hartman SPE, LLC in which we own a non-controlling limited liability company membership interest and an appraisal review engagement by LaPorte CPAs and Business Advisors which we refer to as the “Valuation Consultant.” The advisor and the audit committee also relied upon its own experience with, and knowledge of, the real property investments and other assets of the Company as of December 31, 2018.

The Company is providing the estimated Net Asset Values per Share to assist broker dealers and stockholders in evaluating the Company and to assist broker dealers in meeting their ongoing customer account statement reporting obligations under the current rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”).

The objective of the board in determining the estimated Net Asset Values per Share was to arrive at values, based on available data, that it believes are reasonable based on methods that it deemed appropriate after consultation with the advisor and the audit committee.  The estimated Net Asset Values per Share are based on (x) the estimated value of the Company’s assets less the estimated value of the Company’s liabilities divided by (y) the number of outstanding shares of the Company’s Class A and Class T common stock, all as of December 31, 2018.  The Company intends to determine updated estimated Net Asset Values per Share for each of its share classes every year as of the last day of the Company’s fiscal year, or more frequently in the sole discretion of the board, which values may be substantially different than the estimated values determined as of December 31, 2018.

Investors are cautioned that the market for commercial real estate can fluctuate quickly and substantially and values of the Company’s assets and liabilities are expected to change in the future.  Investors should also consider that the Company is in the process of raising capital in its initial public offering and as of December 31, 2018, the valuation date, the Company owned three properties, and a non-controlling limited liability company interest in an affiliate which owns 39 properties. As of December 31, 2018, the Company had one property under contract for acquisition which was subsequently acquired on January 11, 2019. As and when the Company continues to raise capital from the sale of shares of common stock in its initial public offering and follow-on public offering and to invest in additional real estate properties and real estate investments, its assets, liabilities, and the net asset value per share of its common stock will vary significantly from the values as of December 31, 2018.

Investments in real estate

As of December 31, 2018, our investments in real estate assets consist of a retail shopping center located in San Antonio, Texas, which we refer to as Village Pointe; a flex/R&D property located in Richardson, Texas, which we refer to as Richardson Tech Center; and an office property located in San Antonio, Texas, which we refer to as the Spectrum Building. We also owned a 5.89% interest in an affiliate special purpose entity which owns 39 office, retail and light industrial properties in Houston, Dallas, and San Antonio, Texas, which we refer to as the Hartman SPE interest.

The Appraiser performed appraisals of the “market value – as is” as of December 2018 – February 2019 for each of Village Pointe, Richardson Tech Center and the Spectrum Building properties owned by the Company. The appraisals were conducted to conform with applicable professional standards, including Rule 2-2(a) of the Uniform Standards of Professional Appraisal Practice. In performing the appraisals, the Appraiser reviewed property level operating and financial information provided by us and our advisor, management agreements, conducted inspections of the properties and reviewed other information about market conditions.

The Valuation Consultant was engaged to review the appraisals performed by the Appraiser, for the properties owned by Hartman SPE, LLC, for the purpose of advising the advisor, the valuation committee and the board of directors with respect to elements of the valuation process which were considered in applying certain adjustments to the property valuations determined by the Appraiser.

Other Assets and Liabilities. The Board determined that the estimated valuation of the Company’s other assets and liabilities, consisting of cash and cash equivalents; accounts receivable; prepaid expenses and other assets; due related parties, net; accounts receivable and accrued expenses; and tenant security deposits, was equal to the fair value of such assets as of December 31, 2018 due to their short maturities.

Notes Payable.  The Board determined that book value and fair value of notes payable are equal as of December 31, 2018.

Estimated Net Asset Values per Share.  The estimated Net Asset Values per Share are based upon 3,591,757 shares of the Company’s Class A common stock and 129,668 shares of the Company’s Class T common stock issued and outstanding as of December 31, 2018.  Although the estimated Net Asset Values per Share have been developed as a measure of value as of a specific time, December 31, 2018, the estimated Net Asset Values per Share do not reflect a liquidity discount for the fact that the shares are not currently traded on a national securities exchange or the limited nature in which a shareholder may redeem shares under the Company’s share redemption program (if at all), a discount for the non-assumability or prepayment obligations associated with certain of the Company’s debt, or a discount for the Company’s corporate level overhead. Additionally, the estimation does not take in other factors that may influence the price at which a particular company's stock could be sold or purchased, including but not limited to: market conditions, competition, valuation of competing securities, interest rates, world and local events; the price of oil and gas; terrorist attacks, and political events.

Valuation of Interest in Hartman SPE, LLC.  On October 1, 2018, our affiliate Hartman Short Term Income Properties XX, Inc., or Hartman XX, through its special purpose finance subsidiary, which we refer to as Hartman SPE, entered into a term loan agreement in the principal amount of $259,000,000.

Contemporaneously, Hartman XX together with its affiliates Hartman Income REIT, Inc., Hartman Short Term Income Properties XIX, Inc. and us, contributed a total of 39 commercial real estate properties to Hartman SPE in exchange for limited liability company membership interests.

We contributed our 48.8% interest in Three Forest Plaza, which we owned in a joint venture arrangement with Hartman XX to Hartman SPE LLC in exchange for a 5.89% interest in Hartman SPE.

In order to determine the net asset value of our ownership interest in Hartman SPE as of December 31, 2018, the advisor, the audit committee and the valuation consultant determined the net asset value of Hartman SPE by evaluating Hartman SPE's net asset value as follows:

(In thousands)
Estimated fair value of real estate assets per the Valuation Report	$537,388
Cash and cash equivalents	18,376
Accrued rent and accounts receivable, net	2,919
Deferred costs, net	1,373
Prepaid expenses and other assets	32,420
$592,476

Notes payable, net	$262,220
Due to related parties	2,819
Accounts payable and accrued expenses	17,282
Tenants’ security deposits	4,276
$286,597

Net asset value of Hartman SPE	$305,879
vREIT XXI ownership interest	5.89%
Net asset value of vREIT XXI ownership interest	$18,016

The estimated fair value of real estates assets per the Valuation Report was determined based on the appraised values of Hartman SPE assets, determined by “market value – as is” appraisals dated August - September 2018 performed by Colliers International - Valuations and Advisory Services, a third-party appraiser, engaged by the lender in connection with formation and debt capitalization of Hartman SPE. The appraisals were conducted to conform with applicable professional standards, including Rule 2-2(a) of the Uniform Standards of Professional Appraisal Practice. The sum of the Appraisal reports of the properties owned by Hartman SPE was $518,030,000. The Valuation Consultant reviewed the appraisal reports and the underlying property level operating and financial information provided by us and the advisor. The Valuation Consultant concluded that the total value of the Hartman SPE real estate assets as of December 31, 2018 was $537,388,000.

The estimated fair value of all other assets and liabilities of Hartman SPE as of December 31, 2018 was determined by the advisor and the valuation consultant to be equal to the book value.

The following table presents how the estimated net asset values per share were determined as of December 31, 2018 (in thousands, except per share amounts):

Estimated fair value of investment in real estate assets		$33,450,000
Estimated net asset value of investment in Hartman SPE, LLC		18,016,000
Cash and cash equivalents		5,839,000
Other assets and liabilities, net		325,000
Note payable		(14,086,000)
Estimated net asset value attributable to common share stockholders		$43,544,000

Estimated net asset value attributable to Class A common shares		$42,027,000
Class A common shares outstanding		3,591,757
Estimated net asset value per Class A common share		$11.70

Estimated net asset value attributable to Class T common shares		$1,517,000
Less reduction for shareholder servicing fee		(61,000)
Estimated net asset value attributable to Class T common shares		1,456,000
Class T common shares outstanding		129,668
Estimated net asset value per Class T common share		$11.23

Estimated net asset value per common share on a per share basis:	Class A	Class T
Estimated fair value of investment in real estate assets	$8.99	$8.99
Estimated net asset value of investment in Hartman SPE, LLC	4.84	4.84
Cash and cash equivalents	1.57	1.57
Other assets and liabilities, net	0.08	0.08
Note payable	(3.78)	(3.78)
Shareholder service fee	—	(0.47)
Estimated net asset value per common share	$11.70	$11.23

The capitalization rates used to value the Company’s properties were selected and applied by the Appraiser and adjusted by the Valuation Consultant on a property-by-property basis and were selected based on several factors, including but not limited to industry surveys, discussions with industry professionals, property type, age, current room rates and other factors that the Appraiser and the Valuation Consultant deemed appropriate. The following summarizes the overall discount rates and capitalization rates used by the Appraiser and the Valuation Consultant:

	Low	High	Weighted Average
Capitalization rate	3.90%	9.50%	6.74%

While the Company believes that the capitalization rates used by the Appraiser and the Valuation Consultant were reasonable, a change in those rates would significantly impact the appraised values of the Company’s properties and thus, the estimated NAV per share. The table below illustrates the impact on the Company’s estimated NAV per share if the weighted average capitalization rate of 5.79% listed above were increased or decreased by 2.5%, assuming all other factors remain unchanged:

	Increase (Decrease) in the Estimated Value per Class A common share due to
	Decrease of 2.5%	Increase of 2.5%
Direct capitalization – capitalization rate	$12.15	$11.27

Limitations of Valuation Method. FINRA rules provide limited guidance on the methods an issuer must use to determine its estimated value per share. As with any valuation method, and as noted above, the methods used to determine our estimated net asset value per share were based upon a number of assumptions, estimates and judgments that may not be accurate or complete. The estimated net asset value per share determined by our board is not audited, does not represent the fair value of our assets less the fair value of our liabilities according to GAAP, and is not a representation, warranty or guarantee that, among other things:

•	a stockholder would be able to realize the estimated value per share if such stockholder attempts to sell his or her shares;

•	a stockholder would ultimately realize distributions per share equal to the estimated value per share upon liquidation of our assets and settlement of our liabilities or a sale of the Company;

•	shares of our common stock would trade at the estimated value per share on a national securities exchange;

•	a third party would offer the estimated value per share in an arms-length transaction to purchase all or substantially all of the shares of our common stock; or

•
the methods used to determine the estimated value per share would be acceptable to FINRA, under the Employee Retirement Income Security Act, the Securities and Exchange Commission or any state securities regulatory entity with respect to their respective requirements.

Further, the estimated net asset value per share was calculated as of a particular moment in time and the value of the Company’s shares will fluctuate over time as a result of, among other things, future acquisitions or dispositions of assets (including acquisitions and dispositions of real estate investments since December 31, 2018), developments related to individual assets and changes in the real estate and capital markets.

Revised Primary Offering Prices

The following disclosure updates and should be read in conjunction with all disclosures throughout our prospectus regarding share pricing:

As disclosed in our prospectus, our board of directors determined to change the offering prices of our Class A and Class T common shares thirty (30) days after its determination of our estimated net asset values per share as of December 31, 2018. Accordingly, beginning September 7, 2019, the sale price of our Class A and Class T common shares will be $13.00 and $12.48 per share, representing the NAV as determined by the board of directors plus the sales and managing broker dealer commissions and fees. All subscriptions for shares in our primary offering that are completed in good order and fully funded by the close of business on September 6, 2019 will be processed using a price of $10.00 and $9.60 per Class A and Class T common share, respectively. All subscriptions for shares in our primary offering that are completed and/or funded after the close of business on September 6, 2019 will be processed using a price of $13.00 and $12.48 per Class A and Class T common share, respectively.

Revised Purchase Prices For Our Distribution Reinvestment Plan

The following disclosure updates and should be read in conjunction with all disclosures throughout our prospectus regarding share pricing under our distribution reinvestment plan:

Pursuant to our DRIP, you may elect to have the cash distributions you receive reinvested in additional shares of of our Class A and Class T common shares at a price equal to the most recently determined estimated NAV per share for such class of common stock. Accordingly, effective with distributions paid in October 2019, the price for shares purchased pursuant to the DRIP will be $11.70 and $11.23 per Class A and Class T share, respectively.

Updated Repurchase Price Under Our Share Redemption Program

The following disclosure updates and should be read in conjunction with all disclosures throughout our prospectus regarding share redemption program:

Effective September 7, 2019, we will redeem Class A and Class T shares held at least three years at a price equal to the estimated NAV per share of the same class as determined and reported by our board as of the date closest preceding the redemption request, unless the shares are being redeemed in connection with a stockholder’s death or qualifying disability (as set forth in our prospectus) or upon a stockholder’s confinement to a long-term care facility (upon the conditions set forth in our prospectus). Shares held less than three years redeemed in connection with a stockholder’s death or qualifying disability (as set forth in our prospectus) or upon a stockholder’s confinement to a long-term care facility (upon the conditions set forth in our prospectus) will be redeemed at the purchase price of the shares. There is no redemption for shares held less than three years except in connection with a stockholder’s death or qualifying disability or upon a stockholder’s confinement to a long-term care facility.

Update to Our Prospectus Summary

The following disclosure hereby replaces the item titled "What is the offering price per share and how was it determined?" appearing on page 35 of our prospectus.

What is the offering price per share and how was it determined?

The initial offering price for the shares of our common stock sold in the primary offering is $10.00 per Class A share and $9.60 Per Class T share. The initial price per share of our common stock sold pursuant to our DRIP is $9.50 per Class A share and $9.12 Per Class T share. We established the initial offering price of our shares of common stock in this offering on an arbitrary basis.

Our board of directors may, from time to time, in its sole and absolute discretion, change the price at which we offer shares to the public in the primary offering or pursuant to our DRIP to reflect changes in our estimated net asset value per share, changes in applicable law and other factors that our board of directors deems relevant. If we determine to change the price at which we offer shares, we do not anticipate that we will do so more frequently than quarterly.

On January 29, 2019, our board of directors determined to change the offering price to the net asset value (NAV) per share as of December 31, 2018 plus selling commissions and fees. The change to the Class A and Class T share offering prices will occur no later than 30 days after the board of directors determines the respective NAV per share as of December 31, 2018.

Beginning September 7, 2019, the sale price of our Class A and Class T common shares will be $13.00 and $12.48 per share. All subscriptions for shares in our primary offering that are completed in good order and fully funded by the close of business on September 6, 2019 will be processed using a price of $10.00 and $9.60 per Class A and Class T common share, respectively. All subscriptions for shares in our primary offering that are completed and/or funded after the close of business on September 6, 2019 will be processed using a price of $13.00 and $12.48 per Class A and Class T common share, respectively.

Update to our Suitability Standards

The following suitability standard is hereby added to the Suitability Standards contained in the prospectus as follows:

Pennsylvania-- A Pennsylvania investor's investment in us may not exceed 10% of the investor's net worth (exclusive of the investor's home, furnishings and automobiles).

The following language is hereby deleted:

[Due to minimum offering requirements, this offering is currently not available to residents of Pennsylvania (minimum $25,000,000 raised in other states)]

Update to the section, Limited Liability and Indemnification of Directors, Officers, Employees and Others

The following language underlined and in bold, in the section of our prospectus titled "Limited Liability and Indemnification of Directors, Officers, Employees and Others" is hereby added to our prospectus:

. . .

The SEC and other state regulators take~~s~~ the position that indemnification against liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, is against public policy and unenforceable. Indemnification of our directors and our Advisor or its affiliates will not be allowed for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:
. . .

Update to Our Risk Factors

The following disclosure hereby replaces the 1st risk factor appearing on page 42 of our prospectus.

The board of directors has determined to change the offering price of the shares to the NAV per share as of December 31, 2018; the actual amount you receive for your shares should you attempt to sell them will likely be less than the purchase price of the shares at NAV.

On January 29, 2019, our board of directors determined to change the offering price based on the net asset value (NAV) per share as of December 31, 2018. The change to the Class A and Class T share offering prices will occur no later than 30 days after the board of directors determines the respective NAV per share as of December 31, 2018.

Beginning September 7, 2019, the sale price of our Class A and Class T common shares will be $13.00 and $12.48 per share All subscriptions for shares in our primary offering that are completed in good order and fully funded by the close of business on September 6, 2019 will be processed using a price of $10.00 and $9.60 per Class A and Class T common share, respectively. All subscriptions for shares in our primary offering that are completed and/or funded after the close of business on September 6, 2019 will be processed using a price of $13.00 and $12.48 per Class A and Class T common share, respectively.

As with any valuation method, the methods used to determine the estimated NAV per share were based upon a number of assumptions, estimates and judgments that may not be accurate or complete. Our assets have been valued based upon appraisal standards and the values of our assets using these methods are not required to be a reflection of market value under those standards and will not necessarily result in a reflection of fair value under U.S. generally accepted accounting principles, or GAAP. Further, different parties using different property-specific and general real estate and capital market assumptions, estimates, judgments and standards could derive a different estimated NAV per share, which could be significantly different from the estimated NAV per share determined by our board of directors. The estimated NAV per share is not a representation or indication that, among other things: a stockholder would be able to realize the estimated NAV per share if he or she attempts to sell shares; a stockholder would ultimately realize distributions per share equal to the estimated NAV per share upon liquidation of assets and settlement of our liabilities or upon a sale of our company; shares of our common stock would trade at the estimated NAV per share on a national securities exchange; a third party would offer the estimated NAV per share in an arms-length transaction to purchase all or substantially all of our shares of common stock; or the methodologies used to estimate the NAV per share would be acceptable to FINRA or under ERISA with respect to their respective requirements. Further, the estimated NAV per share was calculated as of a specific time and the value of our shares will fluctuate over time as a result of, among other things, future acquisitions or dispositions of assets, developments related to individual assets and changes in the real estate and capital markets.

Because the price you will pay for shares in this offering is based on the estimated NAV per share as of December 31, 2018, you may pay more than realizable value when you purchase your shares or receive less than realizable value for your investment when you sell your shares.

Experts

The following disclosure is added to the Experts section of our prospectus.

Colliers International Valuation and Advisory Services, an independent valuation firm, provided individual appraisal reports with respect to each of the four properties owned by us and the 39 properties owned by Hartman SPE, LLC, in which we have a controlling limited liability interest. LaPorte CPAs and Business Advisors performed an appraisal review engagement which included independent review and evaluation of the individual property appraisal reports referred to herein. Our advisor used the individual appraisal reports and the appraisal review report to calculate the estimated fair value of real estate assets per the Valuation Report set forth on page 3 of this Supplement No. 3 under the section "Determination of Net Asset Value Per Share." Such number is included in this Supplement No. 3 pursuant to the authority of Colliers International Valuation and Advisor Services and LaPorte CPAs and Business Advisors as experts in property valuations and appraisals. Neither Colliers International Advisor Services nor LaPorte CPAs and Business Advisors calculated our estimated net asset value per share.

Quarterly Report on Form 10-Q for the Quarter Ended June 30, 2019

On August 14, 2019, we filed with the SEC our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, a copy of which is attached to this Supplement as Appendix A (without exhibits).

APPENDIX A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________
FORM 10-Q
____________

☒ Quarterly report pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

For the quarterly period ended June 30, 2019

 ☐ Transition report pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

Commission File Number 333-207711
__________

HARTMAN vREIT XXI, INC.
(Exact name of registrant as specified in its charter)

Maryland	38-3978914
(State of Organization)	(I.R.S. Employer Identification Number)
2909 Hillcroft
Suite 420
Houston
Texas	77057
(Address of principal executive offices)	(Zip Code)
______________
(713) 467-2222
(Registrant’s telephone number, including area code)
Securities registered pursuant to Section 12(b) of the Act: None

Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Accelerated filer ☐ Non-accelerated filer ☒ Smaller reporting company ☒ Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act). Yes ☐ No ☒

As of August 1, 2019 there were 6,218,744 shares of the registrant’s common stock issued and outstanding, 22,100 of which were held by an affiliate of the registrant.
HARTMAN vREIT XXI, INC.

PART I
FINANCIAL INFORMATION
Item 1. Financial Statements

HARTMAN vREIT XXI, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
	June 30, 2019	December 31, 2018
	(Unaudited)
ASSETS
Real estate assets, at cost	$34,906,254	$29,674,731
Accumulated depreciation and amortization	(2,962,756)	(1,209,392)
Real estate assets, net	31,943,498	28,465,339
Cash and cash equivalents	11,415,859	5,839,035
Investment in unconsolidated entities	8,026,720	8,026,720
Escrowed investor proceeds	444,634	50,790
Deferred lease commissions, net	133,932	70,266
Accrued rent and accounts receivable, net	268,890	159,102
Prepaid expenses and other assets	336,522	552,048
Due from related parties	—	338,939
Total assets	$52,570,055	$43,502,239

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Notes payable, net	$5,849,504	$14,086,330
Accounts payable and accrued expenses	1,150,477	920,922
Subscriptions for common stock	444,634	50,790
Due to related parties	209,600	—
Tenants' security deposits	183,250	125,916
Total liabilities	7,837,465	15,183,958

Commitments and contingencies

Special Limited Partnership Interests	1,000	1,000

Common stock, Class A, $0.01 par value, 850,000,000 shares authorized, 5,543,854 and 3,591,757 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	55,438	35,917
Common stock, Class T, $0.01 par value, 50,000,000 shares authorized, 290,654 shares and 129,668 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	2,907	1,297
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	—	—
Additional paid-in capital	52,993,009	34,003,619
Accumulated distributions and net loss	(8,319,764)	(5,723,552)
Total stockholders' equity	44,731,590	28,317,281
Total liabilities and total equity	$52,570,055	$43,502,239

HARTMAN vREIT XXI, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues
Rental revenues	$1,361,107	$361,359	$2,764,687	$573,939
Tenant reimbursements and other revenues	160,399	69,550	338,474	137,394
Total revenues	1,521,506	430,909	3,103,161	711,333

Expenses (income)
Property operating expenses	581,834	110,597	1,224,453	152,376
Asset management fees	62,958	22,669	125,060	37,717
Organization and offering costs	65,223	54,957	66,691	80,728
Real estate taxes and insurance	243,116	85,872	471,143	139,161
Depreciation and amortization	916,916	219,036	1,753,364	340,875
General and administrative	75,707	9,858	209,632	90,387
Interest expense	117,482	86,325	302,467	139,635
Interest and dividend income	(94,837)	—	(141,834)	—
Total expenses, net	1,968,399	589,314	4,010,976	980,879
Loss from operations	(446,893)	(158,405)	(907,815)	(269,546)

Equity in earnings (losses) of unconsolidated entity	—	2,013	—	(96,789)
Net loss	$(446,893)	$(156,392)	$(907,815)	$(366,335)
Basic and diluted loss per common share:
Net loss attributable to common stockholders	$(0.09)	$(0.06)	$(0.20)	$(0.16)
Weighted average number of common shares outstanding, basic and diluted	5,072,062	2,448,539	4,501,129	2,227,070

The accompanying notes are an integral part of these consolidated financial statements.

HARTMAN vREIT XXI, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(Unaudited)

	Class A and Class T Common Stock
	Shares	Amount	Additional Paid-in Capital	Accumulated Distributions And Net Loss	Total
Balance at March 31, 2018	2,261,303	$22,613	$20,454,990	$(2,965,289)	$17,512,314
Issuance of common shares	432,034	4,320	3,838,567	—	3,842,887
Selling commissions	—	—	(408,594)	—	(408,594)
Dividends and distributions (stock based)	—	—	—	(174,551)	(174,551)
Dividends and distributions (DRP based)	—	—	—	(151,169)	(151,169)
Dividends and distributions (cash based)	—	—	—	(190,211)	(190,211)
Net loss	—	—	—	(156,392)	(156,392)
Balance at June 30, 2018	2,693,337	$26,933	$23,884,963	$(3,637,612)	$20,274,284

	Class A and Class T Common Stock
	Shares	Amount	Additional Paid-in Capital	Accumulated Distributions And Net Loss	Total
Balance at March 31, 2019	4,569,193	$45,692	$41,413,291	$(6,921,953)	$34,537,030
Issuance of common shares	1,275,297	12,753	12,532,788	—	12,545,541
Redemptions	(9,982)	(100)	(93,215)	—	(93,315)
Selling commissions	—	—	(859,855)	—	(859,855)
Dividends and distributions (stock based)	—	—	—	(185,187)	(185,187)
Dividends and distributions (DRP based)	—	—	—	(349,826)	(349,826)
Dividends and distributions (cash based)	—	—	—	(415,905)	(415,905)
Net loss	—	—	—	(446,893)	(446,893)
Balance at June 30, 2019	5,834,508	$58,345	$52,993,009	$(8,319,764)	$44,731,590

The accompanying notes are an integral part of these consolidated financial statements.

HARTMAN vREIT XXI, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(Unaudited)

	Class A and Class T Common Stock
	Shares	Amount	Additional Paid-in Capital	Accumulated Distributions And Net Loss	Total
Balance at December 31, 2017	1,851,317	$18,513	$16,713,160	$(2,389,537)	$14,342,136
Issuance of common shares	842,020	8,420	7,815,940	—	7,824,360
Selling commissions	—	—	(644,137)	—	(644,137)
Dividends and distributions (stock)	—	—	—	(281,590)	(281,590)
Dividends and distributions (DRP)	—	—	—	(249,101)	(249,101)
Dividends and distributions (cash)	—	—	—	(351,049)	(351,049)
Net loss	—	—	—	(366,335)	(366,335)
Balance at June 30, 2018	2,693,337	$26,933	$23,884,963	$(3,637,612)	$20,274,284

	Class A and Class T Common Stock
	Shares	Amount	Additional Paid-in Capital	Accumulated Distributions And Net Loss	Total
Balance at December 31, 2018	3,721,425	$37,214	$34,003,619	$(5,723,552)	$28,317,281
Issuance of common shares	2,123,065	21,231	20,615,526	—	20,636,757
Redemptions	(9,982)	(100)	(93,215)	—	(93,315)
Selling commissions	—	—	(1,532,921)	—	(1,532,921)
Dividends and distributions (stock)	—	—	—	(333,519)	(333,519)
Dividends and distributions (DRP)	—	—	—	(609,597)	(609,597)
Dividends and distributions (cash)	—	—	—	(745,281)	(745,281)
Net loss	—	—	—	(907,815)	(907,815)
Balance at June 30, 2019	5,834,508	$58,345	$52,993,009	$(8,319,764)	$44,731,590

The accompanying notes are an integral part of these consolidated financial statements.

HARTMAN vREIT XXI, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Six Months Ended June 30,
	2019	2018
Cash flows from operating activities:
Net loss	$(907,815)	$(366,335)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Stock based compensation	12,500	12,500
Depreciation and amortization	1,753,364	340,875
Deferred loan and lease commission costs amortization	61,104	18,904
Equity in losses of unconsolidated entities	—	96,789
Bad debt recoveries	(12,579)	(5,953)
Changes in operating assets and liabilities:
Accrued rent and accounts receivable	(97,209)	(53,370)
Deferred lease commissions	(73,222)	(8,869)
Prepaid expenses and other assets	(144,474)	(54,830)
Accounts payable and accrued expenses	77,844	(49,555)
Due to/from related parties	548,539	(183,181)
Tenants' security deposits	3,875	49,171
Net cash provided by (used in) operating activities	1,221,927	(203,854)
Cash flows from investing activities:
Additions to real estate	(5,052,098)	(4,936,598)
Net cash used in investing activities	(5,052,098)	(4,936,598)
Cash flows from financing activities:
Proceeds from issuance of common stock	20,014,134	7,296,418
Payment of redemption of common stock	(93,315)	—
Distributions paid in cash	(692,529)	(336,059)
Payment of selling commissions	(1,532,921)	(644,137)
Deferred loan costs paid	(19,624)	(70,151)
Insurance premium finance	—	3,401
Escrowed investor proceeds	(393,844)	(448,994)
Subscriptions for common stock	393,844	448,899
Proceeds from term loan	—	2,520,000
Proceeds from revolving credit facility	2,550,000	—
Repayments under revolving credit facility	(10,818,750)	—
Net cash provided by financing activities	9,406,995	8,769,377

Net increase in cash and cash equivalents	5,576,824	3,628,925
Cash and cash equivalents at the beginning of period	5,839,035	2,431,740
Cash and cash equivalents at the end of period	$11,415,859	$6,060,665

Supplemental cash flow information:
Cash paid for interest	$250,957	$112,285
Supplemental disclosures of non-cash investing and financing activities:
Increase in distributions payable	$70,493	$28,599
Distributions paid in stock	$872,623	$502,092

The accompanying notes are an integral part of these consolidated financial statements.

HARTMAN vREIT XXI, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 1 — Organization and Business
Hartman vREIT XXI, Inc. (the “Company”) is a Maryland corporation formed on September 3, 2015. The Company elected to be treated as a real estate investment trust (“REIT”) beginning with its taxable year ended December 31, 2017. The Company’s fiscal year end is December 31.
 In its initial public offering (the “Offering”), the Company is offering to the public up to $250,000,000 in any combination of shares of Class A and Class T common stock and up to $19,000,000 in shares of Class A and Class T common stock to stockholders pursuant to its distribution reinvestment plan.

On June 24, 2019, the Company filed a registration statement on Form S-11 (Registration No. 333-232308) registering $220,000,000 in any combination of shares of Class A and Class T common stock to be sold on a “best efforts” basis in the Company’s follow-on offering. The Company continues to sell shares of its Class A and Class T common shares pursuant to the Offering, which it may continue to do until the earlier of the effective date of the follow-on offering or December 21, 2019.
The Company is currently offering Class A common stock to the public at the initial price of $10.00 per share and to stockholders at a price of $9.50 per share for Class A common stock purchased pursuant to the distribution reinvestment plan. The Company is currently offering Class T common stock to the public at the initial price of $9.60 per share and to stockholders at a price of $9.12 per share for Class T common stock purchased pursuant to the distribution reinvestment plan.
The Company’s board of directors may, in its sole discretion and from time to time, change the price at which the Company offers shares to the public in the primary offering or pursuant to its distribution reinvestment plan to reflect changes in estimated value per share and other factors that the board of directors deems relevant.
On August 8, 2019, the Company's board of directors determined to change the price of Class A common stock to the public to $13 per share and to stockholders at a price of $13 for Class A common stock purchased pursuant to the distribution reinvestment plan. The Company's board of directors determined also to change the price of Class T common stock to the public to $12.48 per share and to stockholders at a price of $12.48 for Class T common stock purchased pursuant to the distribution reinvestment plan.
The Company’s advisor is Hartman XXI Advisors, LLC (the “Advisor”), a Texas limited liability company and wholly owned subsidiary of Hartman Advisors, LLC. Hartman Income REIT Management, Inc., an affiliate of the Advisor, is the Company’s sponsor and property manager (“Sponsor” or “Property Manager”). Subject to certain restrictions and limitations, the Advisor is responsible for managing the Company’s affairs on a day-to-day basis and for identifying and making acquisitions and investments on behalf of the Company.
Substantially all the Company’s business is conducted through Hartman vREIT XXI Operating Partnership, L.P., a Texas limited partnership (the “OP”). The Company is the sole general partner of the OP. The initial limited partners of the OP are Hartman vREIT XXI Holdings LLC, a wholly owned subsidiary of the Company (“XXI Holdings”), and Hartman vREIT XXI SLP LLC (“SLP LLC”), a wholly owned subsidiary of Hartman Advisors, LLC. SLP LLC has invested $1,000 in the OP in exchange for a separate class of limited partnership interests (the “Special Limited Partnership Interests”). As the Company accepts subscriptions for shares, it will transfer substantially all the net proceeds of the Offering to the OP as a capital contribution. The partnership agreement provides that the OP will be operated in a manner that will enable the Company to (1) satisfy the requirements for being classified as a REIT for tax purposes, (2) avoid any federal income or excise tax liability and (3) ensure that the OP will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), which classification could result in the OP being taxed as a corporation, rather than as a partnership.  In addition to the administrative and operating costs and expenses incurred by the OP in acquiring and operating real properties, the OP will pay all the Company’s administrative costs and expenses and such expenses will be treated as expenses of the OP.
As of June 30, 2019, the Company had accepted investors' subscriptions for, and issued 5,543,854 shares, net of redemptions, of its Class A common stock and 290,654 shares of its Class T common stock in its initial public offering,

HARTMAN vREIT XXI, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

including 132,089 Class A shares and 6,816 Class T shares issued pursuant to its distribution reinvestment plan, resulting in gross proceeds of $57,232,915.

Note 2 — Summary of Significant Accounting Policies
Basis of Presentation
The accompanying consolidated financial statements included in this report are unaudited; however, amounts presented in the consolidated balance sheet as of December 31, 2018 are derived from our audited consolidated financial statements as of that date.  The unaudited consolidated financial statements as of June 30, 2019, have been prepared by the Company in accordance with accounting principles generally accepted in the United States (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission, including Form 10-Q and Regulation S-X, on a basis consistent with the annual audited consolidated financial statements. The unaudited consolidated financial statements presented herein reflect all adjustments (consisting of normal recurring accruals and adjustments), which are, in the opinion of management, necessary to fairly present the financial position of the Company as of June 30, 2019, and the results of its consolidated operations for the three and six months ended June 30, 2019 and 2018, the consolidated statements of stockholders’ equity for the six months ended June 30, 2019 and 2018 and the consolidated statements of cash flows for the six months ended June 30, 2019 and 2018.  The results of the six months ended June 30, 2019 are not necessarily indicative of the results to be expected for the year ending December 31, 2019.

The consolidated financial statements herein are condensed and should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

The Company’s consolidated financial statements include the Company’s accounts and the accounts of the OP, Hartman Village Pointe, LLC, Hartman Richardson Tech Center, LLC, Hartman Spectrum, LLC, Hartman 11211, LLC and XXI Holdings, the subsidiaries over which the Company has control. All intercompany balances and transactions are eliminated in consolidation.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.
Cash and Cash Equivalents
All highly liquid investments with original maturities of three months or less are considered to be cash equivalents. Cash and cash equivalents as of June 30, 2019 and December 31, 2018 consisted of demand deposits at commercial banks.
Financial Instruments
The accompanying consolidated balance sheets include the following financial instruments: cash and cash equivalents, accrued rent and accounts receivable, accounts payable and accrued expenses, notes payable, net and balances with related parties.  The Company considers the carrying value, other than notes payable, net, to approximate the fair value of these financial instruments based on the short duration between origination of the instruments and their expected realization.  Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of its notes payable approximates fair value.
Revenue Recognition

The Company’s leases are accounted for as operating leases.  Certain leases provide for tenant occupancy during periods for which no rent is due and/or for increases or decreases in the minimum lease payments over the terms of the leases.  Revenue is recognized on a straight-line basis over the terms of the individual leases.  Revenue recognition under a lease begins when the tenant takes possession of or controls the physical use of the leased space.  When the
Company acquires a property, the term of existing leases is considered to commence as of the acquisition date for the purposes of this calculation. The Company’s accrued rents are included in accrued rent and accounts receivable, net, on the accompanying consolidated balance sheets. The Company will defer the recognition of contingent rental income, such as percentage rents, until the specific target that triggers the contingent rental income is achieved. Additionally, cost recoveries from tenants are included in the Tenant Reimbursement and Other Revenues line item in the consolidated statements of operations in the period the related costs are incurred.

The Company adopted ASU 2014-09, "Revenue from Contracts with Customers," (“ASU 2014-09”) which amends the guidance for revenue recognition to eliminate the industry-specific revenue recognition guidance and replace it with a principle based approach for determining revenue recognition. The Company adopted ASU 2014-09 effective January 1, 2018 using the modified retrospective approach and the adoption of this guidance did not have a material impact on the consolidated financial statements. The Company’s revenue is primarily derived from leasing activities, which is specifically excluded from ASU 2014-09. The Company’s other revenue is comprised of tenant reimbursements for real estate taxes, insurance, common area maintenance, and operating expenses. Reimbursements from real estate taxes and certain other expenses are also excluded from of ASU 2014-09.

Investment in Unconsolidated Entities
On April 11, 2017, the Company entered into a membership interest purchase agreement with Hartman XX Operating Partnership (“XX OP”), the operating partnership of Hartman Short Term Income Properties XX, Inc., a related party, pursuant to which the Company may acquire up to $10,000,000 of XX OP’s equity ownership in Hartman Three Forest Plaza LLC. As of September 30, 2018, the Company owned an approximately 48.8% equity interest in Hartman Three Forest Plaza LLC for $8,700,000. The Company’s investment in Hartman Three Forest Plaza LLC was accounted for under the equity method.

On October 1, 2018, Hartman Three Forest Plaza LLC contributed the Three Forest Plaza property to Hartman SPE, LLC, a special purpose entity formed for the purpose of refinancing certain indebtedness of Hartman Short Term Income Properties XX, Inc., Hartman Short Term Income Properties XIX, Inc. and Hartman Income REIT, Inc.

The Company received a 5.89% membership interest in Hartman SPE, LLC in exchange for its 48.8% minority interest in Three Forest Plaza LLC.

Effective March 1, 2019, the Company's board of directors approved the exchange of 3.42% of the Company's 5.89% ownership interest in Hartman SPE, LLC for 700,302.45 shares of common stock of Hartman Short Term Income Properties XX, Inc. The exchange reduced the Company’s ownership interest in Hartman SPE, LLC from 5.89% to 2.47%. The Company's investment in Hartman SPE, LLC and Hartman Short Term Income Properties XX, Inc. is stated at cost and accounted for under the cost method.

Real Estate

Allocation of Purchase Price of Acquired Assets

Acquisitions of integrated assets and activities that do not meet the definition of a business are accounted for as asset acquisitions. The Company believes most of its future acquisitions of operating properties will qualify as asset acquisitions. Third party transaction costs, including acquisition fees paid to Advisor, associated with asset acquisitions will be capitalized while internal acquisition costs will continue to be expensed as incurred.

Upon acquisition, the purchase price of properties is allocated to the tangible assets acquired, consisting of land and buildings, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases and leasehold improvements and value of tenant relationships, any assumed debt and asset retirement obligations, if any, based on their fair values. Acquisition costs, including acquisition fees paid to the Advisor, are capitalized as part of the purchase price. Initial valuations are subject to change during the measurement period, but the measurement period ends as soon as the information is available. The measurement period shall not exceed one year from the acquisition date.

HARTMAN vREIT XXI, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Land and building and improvement fair values are derived based upon the Company’s estimate of fair value after giving effect to estimated replacement cost less depreciation or estimates of the relative fair value of these assets using discounted cash flow analysis or similar methods.
The fair values of above-market and below-market in-place lease values, including below-market renewal options for which renewal has been determined to be reasonably assured, are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (a) the contractual amounts to be paid pursuant to the in-place leases and (b) an estimate of fair market lease rates for the corresponding in-place leases and below-market renewal options, which is generally obtained from independent appraisals, measured over a period equal to the remaining non-cancelable term of the lease. The above-market and below-market lease and renewal option values are capitalized as intangible lease assets or liabilities and amortized as an adjustment of rental income over the remaining expected terms of the respective leases.
The fair values of in-place leases include direct costs associated with obtaining a new tenant, opportunity costs associated with lost rentals which are avoided by acquiring an in-place lease, and tenant relationships. Direct costs associated with obtaining a new tenant include commissions, tenant improvements, and other direct costs and are estimated based on independent appraisals and management’s consideration of current market costs to execute a similar lease. These direct costs are included in intangible lease assets and are amortized to expense over the remaining terms of the respective leases. The value of opportunity costs is calculated using the contractual amounts to be paid pursuant to the in-place leases over a market absorption period for a similar lease. Customer relationships are valued based on expected renewal of a lease or the likelihood of obtaining a particular tenant for other locations. These intangibles are included in real estate assets in the consolidated balance sheets and are being amortized to expense over the remaining term of the respective leases.

The Company determines the fair value of any assumed debt by calculating the net present value of the scheduled mortgage payments using interest rates for debt with similar terms and remaining maturities that the Company believes it could obtain at the date of acquisition. Any difference between the fair value and stated value of the assumed debt is recorded as a discount or premium and amortized over the remaining life of the loan as interest expense.
In allocating the purchase price of each of the Company’s properties, the Company makes assumptions and uses various estimates, including, but not limited to, the estimated useful lives of the assets, the cost of replacing certain assets and discount rates used to determine present values. The Company uses Level 3 inputs to value acquired properties. Many of these estimates are obtained from independent third-party appraisals. However, the Company is responsible for the source and use of these estimates. These estimates require judgment and are subject to being imprecise; accordingly, if different estimates and assumptions were derived, the valuation of the various categories of the Company’s properties or related intangibles could in turn result in a difference in the depreciation or amortization expense recorded in the Company’s consolidated financial statements. These variances could be material to the Company’s results of operations and financial condition.
Depreciation and amortization

       Depreciation is computed using the straight-line method over the estimated useful lives of 5 to 39 years for buildings and improvements.  Tenant improvements are depreciated using the straight-line method over the lesser of the life of the improvement or the remaining term of the lease. In-place leases are amortized using the straight-line method over the weighted average years’ remaining calculated on terms of all of the leases in-place when acquired.

Impairment

       The Company reviews its real estate assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of the assets, including accrued rental income, may not be recoverable through operations.  The Company determines whether an impairment in value has occurred by comparing the estimated future cash flows (undiscounted and without interest charges), including the estimated residual value of the property, with the carrying cost of the property.  If impairment is indicated, a loss will be recorded for the amount by which the carrying value of the property exceeds its fair value.  Management has determined that there is no impairment indicated in the carrying value of the Company’s real estate assets as of June 30, 2019.

HARTMAN vREIT XXI, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Projections of expected future cash flows require management to estimate future market rental income amounts subsequent to the expiration of current lease agreements, property operating expenses, discount rates, the number of months it takes to re-lease the property and the number of years the property is held for investment. The use of inappropriate assumptions in the future cash flow analysis would result in an incorrect assessment of the property’s future cash flow and fair value and could result in the overstatement of the carrying value of our real estate and related intangible assets and net income.

Fair Value Measurement

Fair value measures are classified into a three-tiered fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1:	Observable inputs such as quoted prices in active markets.
Level 2:	Directly or indirectly observable inputs, other than quoted prices in active markets.
Level 3:	Unobservable inputs in which there is little or no market data, which require a reporting entity to develop its own assumptions.
Assets and liabilities measured at fair value are based on one or more of the following valuation techniques:
Market Approach:	Prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.
Cost Approach:	Amount required to replace the service capacity of an asset (replacement cost).
Income Approach:	Techniques used to convert future amounts to a single amount based on market expectations (including present-value, option-pricing, and excess-earnings models).

The Company’s estimates of fair value were determined using available market information and appropriate valuation methods. Considerable judgment is necessary to interpret market data and develop estimated fair value. The use of different market assumptions or estimation methods may have a material effect on the estimated fair value amounts. The Company classifies assets and liabilities in the fair value hierarchy based on the lowest level of input that is significant to the fair value measurement.
Accrued Rent and Accounts Receivable

 Included in accrued rent and accounts receivable are base rents, tenant reimbursements and receivables attributable to recording rents on a straight-line basis. An allowance for the uncollectible portion of accrued rent and accounts receivable is determined based upon customer credit-worthiness (including expected recovery of our claim with respect to any tenants in bankruptcy), historical bad debt levels, and current economic trends.
Organization and Offering Costs
As of June 30, 2019, total organization and offering costs incurred for the Offering amounted to $1,261,094. The total organizational and offering costs incurred by the Company (including selling commissions, dealer manager fees and all other underwriting compensation) will not exceed 15% of the aggregate gross proceeds from the sale of the shares of common stock sold in the Offering.
Organization costs, when recorded by the Company, are expensed as incurred, and offering costs, which include selling commissions, dealer manager fees and all other underwriting compensation, are deferred and charged to stockholders’ equity as such amounts are reimbursed or paid by the Advisor, the dealer manager or their affiliates from gross offering proceeds.
For the three and six months ended June 30, 2019 and 2018, such costs totaled $65,223 and $54,957, and $66,691 and $80,728, respectively.

HARTMAN vREIT XXI, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Income Taxes
 The Company elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing in the taxable year ended December 31, 2017.  If the Company qualifies for taxation as a REIT, the Company generally will not be subject to federal corporate income tax to the extent it distributes its REIT taxable income to its stockholders, so long as it distributes at least 90 percent of its REIT taxable income (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). REITs are subject to a number of other organizational and operational requirements.  Even if the Company qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income. Prior to qualifying to be taxed as a REIT, the Company is subject to normal federal and state corporation income taxes.
For the three months ended June 30, 2019 and 2018, the Company had net loss of $446,893 and $156,392, respectively. For the six months ended June 30, 2019 and 2018, the Company incurred a net loss of $907,815 and $366,335, respectively. The Company does not anticipate forming any taxable REIT subsidiaries or otherwise generating future taxable income which may be offset by the net loss carry forward.  The Company considers that any deferred tax benefit and corresponding deferred tax asset which may be recorded in light of the net loss carry forward would be properly offset by an equal valuation allowance in that no future taxable income is expected.  Accordingly, no deferred tax benefit or deferred tax asset has been recorded in the consolidated financial statements.
The Company is required to recognize in its consolidated financial statements the financial effects of a tax position only if it is determined that it is more likely than not that the tax position will not be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position.  Management has reviewed the Company’s tax positions and is of the opinion that material positions taken by the Company would more likely than not be sustained upon examination.  Accordingly, the Company has not recognized a liability related to uncertain tax positions.
Loss Per Share

The computations of loss per common share are based upon the weighted average number of common shares outstanding and potentially dilutive securities.  The Company’s potentially dilutive securities include special limited partnership interests – see Note 11.  For the three and six months ended June 30, 2019 and 2018, there were no shares issuable in connection with these potentially dilutive securities.  These potentially dilutive securities were excluded from the computations of diluted net loss per share for the three and six months ended June 30, 2019 and 2018 because no shares are issuable.
Concentration of Risk
The Company maintains cash accounts in one U.S. financial institution. The terms of the Company’s deposits are on demand to minimize risk. The balances of the Company’s depository accounts may exceed the federally insured limit. No losses have been incurred in connection with these deposits.

The geographic concentration of the Company’s real estate assets makes it susceptible to adverse economic developments in the State of Texas. Any adverse economic or real estate developments in these markets, such as business layoffs or downsizing, relocations of businesses, increased competition or any other changes, could adversely affect the Company’s operating results and its ability to make distributions to stockholders.

Major tenants are defined as those tenants which individually comprise more than 10% of the Company’s total rental revenues. One tenant of the Spectrum Building represents more than 39% of total annualized rental revenue for the six months ended June 30, 2019. There were no major tenants for the same period ended June 30, 2018.

Recent Accounting Pronouncements
On January 1, 2019, the Company adopted ASU 2016-02, "Leases," which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e., lessees and lessors). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the

HARTMAN vREIT XXI, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

principle of whether or not the lease is effectively a financed purchase of the leased asset by the lessee. This classification will determine whether the lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for in the same manner as operating leases today.

The new standard requires lessors to account for leases using an approach that is substantially equivalent to existing guidance for sales-type leases, direct financing leases and operating leases. In connection with the new revenue guidance (ASC 606), the new revenue standard will apply to other components of revenue deemed to be non-lease components, such as reimbursement for certain expenses which are based on usage. Under the new guidance, we will continue to recognize the lease components of lease revenue on a straight-line basis over our respective lease terms as we do under prior guidance. However, we would recognize these non-lease components under the new revenue guidance as the related services are delivered. As a result, the total revenue recognized over time would not differ under the new guidance. This does not result in a difference from how the Company has historically recognized revenue for these lease and non-lease components.

Additionally, ASU 2016-02 requires that lessees and lessors capitalize, as initial direct costs, only those costs that are incurred due to the execution of a lease. Under ASU 2016-02, allocated payroll costs and other costs that are incurred regardless of whether the lease is obtained will no longer be capitalized as initial direct costs and instead will be expensed as incurred. This does not result in a difference from how the Company has historically recognized lease acquisition costs. The adoption of ASU 2016-02 had no impact on the consolidated financial statements.

On January 1, 2019, the Company adopted ASU 2018-07, "Improvements to Non-employee Stock-Based Payment
Accounting." The updated guidance simplifies aspects of share-based compensation issued to non-employees by making the guidance consistent with the accounting for employee share-based compensation. The adoption of this guidance had no impact on the consolidated financial statements.

On January 1, 2018, the Company adopted the new accounting standard codified in Accounting Standards Codification (“ASC”) 606 - “Revenue from Contracts with Customers,” which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASC 606 replaces most existing revenue recognition guidance under GAAP. The standard permits the use of either the retrospective or cumulative effect transition method. Certain contracts with customers, principally lease contracts, are not within the scope of the new guidance. The Company has elected to use the retrospective method. The adoption of ASC 606 - had no impact on the beginning cumulative accumulated distributions and net loss at January 1, 2018.

On January 1, 2018, the Company adopted Accounting Standards Update ("ASU") No. 2016-01, “Recognition and Measurement of Financial Assets and Liabilities,” issued by the Financial Accounting Standards Board (“FASB”), which enhances the reporting requirements surrounding the measurement of financial instruments and requires equity securities to be measured at fair value with changes in the fair value recognized through net income for the period. The adoption of ASU No. 2016-01 had no material effect on the consolidated financial position or consolidated results of operations.

On January 1, 2018, the Company adopted ASU No. 2016-17, “Interest Held Through Related Parties That Are Under Common Control,” issued by the FASB, which amends the accounting guidance when determining the treatment of certain VIE’s to include the interest of related parties under common control in a VIE when considering whether or not the reporting entity is the primary beneficiary of the VIE when considering consolidation. The adoption of ASU No. 2016-17 had no material effect on the consolidated financial position or consolidated results of operations.

On January 1, 2018, the Company adopted ASU No. 2016-18, “Classification of Restricted Cash,” issued by the FASB, which addresses the Statement of Cash Flow classification and presentation of restricted cash transactions. The standard permits the use of either the retrospective or cumulative effect transition method. The Company has elected to use the retrospective method. The adoption of ASU No. 2016-18 had no material effect on the Company’s consolidated financial position or consolidated results of operations.

HARTMAN vREIT XXI, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Recent Accounting Pronouncements Not Yet Adopted
In June 2016, the FASB issued ASU 2016-13, “Measurement of Credit Losses on Financial Instruments.” The updated guidance requires measurement and recognition of expected credit losses for financial assets, including trade and other receivables, held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This is different from the current guidance as this will require immediate recognition of estimated credit losses expected to occur over the remaining life of many financial assets. Generally, the pronouncement requires a modified retrospective method of adoption. This guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2019, with early adoption permitted. The Company is currently evaluating the impact this guidance will have on the consolidated financial statements when adopted.

Note 3 – Real Estate

The Company’s real estate assets as of June 30, 2019 and December 31, 2018 consisted of the following:

	June 30, 2019	December 31, 2018
Land	$5,163,217	$4,289,060
Buildings and improvements	23,844,403	20,181,464
In-place lease value intangible	5,898,634	5,204,207
	34,906,254	29,674,731
Less accumulated depreciation and amortization	(2,962,756)	(1,209,392)
Total real estate assets	$31,943,498	$28,465,339

Depreciation expense for the three months ended June 30, 2019 and 2018 was $398,086 and $116,286, respectively and $726,402 and $157,188 for the six months ended June 30, 2019 and 2018, respectively. Amortization expenses for the three months ended June 30, 2019 and 2018 was $518,830 and $102,750, respectively, and $1,026,962 and $183,687, respectively, for the six months ended June 30, 2019 and 2018.

The Company identifies and records the value of acquired lease intangibles at the property acquisition date. Such intangibles include the value of acquired in-place leases and above and below-market leases. Acquired lease intangibles are amortized over the leases' remaining terms. With respect to all properties owned by the Company, the Company considers all of the in-place leases to be market rate leases.

The amount of total in-place lease intangible asset and the respective accumulated amortization are as follows:

	June 30, 2019	December 31, 2018
In-place lease value intangible	$5,898,634	$5,204,207
In-place leases – accumulated amortization	(1,778,679)	(751,717)
Acquired in-place lease intangible assets, net	$4,119,955	$4,452,490

Acquisition fees incurred were $0 and $0 for the three months ended June 30, 2019 and 2018 and $123,750 and $126,000 for the six months ended June 30, 2019 and 2018, respectively. The acquisition fees have been capitalized and added to the real estate assets, at cost, in the accompanying consolidated balance sheets. Asset management fees incurred were $62,958 and $22,669 for the three months ended June 30, 2019 and 2018, respectively, and $125,060 and $37,717 for the six months ended June 30, 2019 and 2018, respectively. Asset management fees are captioned as such in the accompanying consolidated statements of operations.
On January 10, 2019, the Company, through Hartman 11211, LLC, a wholly-owned subsidiary of the OP, acquired a fee simple interest in an office building containing approximately 77,882 square feet of office space located in Houston, Texas. The property is commonly known as 11211 Katy Freeway.
11211 Katy Freeway was acquired from an unrelated third-party seller, for a purchase price, as amended, of $4,494,536, exclusive of closing costs. The Company financed the purchase of 11211 Katy Freeway with proceeds

HARTMAN vREIT XXI, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

from the Company’s public offering and loan proceeds from the Company's master credit facility agreement with a bank.
The following table summarizes the fair value of the assets acquired and the liabilities assumed based upon the Company’s purchase price allocation of the 11211 Katy Freeway property acquisition:

Assets acquired:
Real estate assets	$4,494,536
Total assets	4,494,536
Liabilities assumed:
Prepaid rents	(15,966)
Security deposits	(53,459)
Total liabilities assumed	(69,425)
Fair value of net assets acquired	$4,425,111

On March 14, 2018, the Company, through Hartman Richardson Tech Center, LLC, a wholly-owned subsidiary of the OP, acquired a fee simple interest in a four building, multi-tenant flex/R&D property containing approximately 96,660 square feet of office space and located in Richardson, Texas.  The property is commonly known as Richardson Tech.
Richardson Tech was acquired from an unrelated third-party seller, for a purchase price, as amended, of $5,040,000, exclusive of closing costs.  The Company financed the payment of the purchase price for Richardson Tech with proceeds from the Offering and $2,520,000 mortgage loan proceeds from a bank.
The following table summarizes the fair value of the assets acquired and the liabilities assumed based upon the Company’s purchase price allocation of the Richardson Tech property acquisition:

Assets acquired:
Real estate assets	$5,040,000
Total assets	5,040,000
Liabilities assumed:
Security deposits	(45,650)
Total liabilities assumed	(45,650)
Fair value of net assets acquired	$4,994,350

Note 4 — Investment in unconsolidated entities

The Company owned an approximate 48.8% equity interest in Hartman Three Forest Plaza LLC. The Company’s investment in Hartman Three Forest Plaza LLC was accounted for under the equity method. Equity in earnings (losses) of the unconsolidated entity was $2,013 and $(96,789) related to Three Forest Plaza LLC for the three and six months ended June 30, 2018, respectively.

Equity in losses of unconsolidated entity is captioned as such in the accompanying consolidated statements of operations.

On October 1, 2018, Three Forest Plaza LLC contributed the Three Forest Plaza property to Hartman SPE, LLC, a special purpose entity formed for the purpose of refinancing certain indebtedness of Hartman Short Term Income Properties XX, Inc, Hartman Short Term Income Properties XIX, Inc and Hartman Income REIT, Inc. The Company received a 5.89% membership interest in Hartman SPE, LLC in exchange for its 48.8% minority interest in Three Forest Plaza, LLC.

Effective March 1, 2019, the Company's board of directors approved the exchange of 3.42% of the Company's 5.89% ownership interest in Hartman SPE, LLC for 700,302.45 shares of common stock of Hartman Short Term Income Properties XX, Inc. The exchange reduced the Company’s ownership interest in Hartman SPE, LLC from 5.89% to 2.47%.

HARTMAN vREIT XXI, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

The Company's investment in Hartman SPE, LLC and Hartman Short Term Income Properties XX, Inc. is stated at cost and accounted for under the cost method. The Company did not receive any distributions from Hartman SPE, LLC for the six months ended June 30, 2019. The Company recognized dividend income of $81,701 and $122,552 from Hartman Short Term Income Properties XX, Inc. for the three and six months ended June 30, 2019.

Note 5 — Accrued Rent and Accounts Receivable, net

Accrued rent and accounts receivable, net, consisted of the following:

	June 30, 2019	December 31, 2018
Tenant receivables	108,280	$71,955
Accrued rent	212,661	151,777
Allowance for uncollectible accounts	(52,051)	(64,630)
Accrued rents and accounts receivable, net	$268,890	$159,102

As of June 30, 2019 and December 31, 2018, the Company had an allowance for uncollectible accounts of $52,051 and $64,630, respectively, related to tenant receivables that the Company has specifically identified as potentially uncollectible based on assessment of each tenant’s credit-worthiness.  For the three months ended June 30, 2019 and 2018, the Company recorded bad debt (recovery) expense in the amount of $(34,916) and $3,008, respectively, and $(12,579) and $(5,953) for the six months ended June 30, 2019 and 2018, respectively. Bad debt expense and any related recoveries are included in property operating expenses in the accompanying consolidated statements of operations.

Note 6 — Notes Payable, net

The following table summarizes the Company's outstanding notes payable as June 30, 2019 and December 31, 2018:

Property/Facility	Current Maturity	Rate (1)	June 30, 2019	December 31, 2018
Village Pointe (2)	December 2019	L + 275bps	$3,525,000	$3,525,000
Richardson Tech Center (2)	March 2021	L + 275bps	2,520,000	2,520,000
Master Credit Facility Agreement - EWB (3)	December 2021	P - 10bps	—	8,268,750
			6,045,000	14,313,750
Less unamortized loan costs			(195,496)	(227,420)
			$5,849,504	$14,086,330
(1) One-month LIBOR ("L"); Prime ("P")

(2) Payable in monthly installments of interest only until the maturity date. The interest rate as of June 30, 2019 was 5.24%.

(3) The Company is a party to a $20 million master credit facility agreement ("MCFA") with East West Bank. The borrowing base of the MCFA may be adjusted from time to time subject to the lender’s underwriting with respect to real property collateral which secure the amount available to be borrowed. As of June 30, 2019 the MCFA is secured by the Spectrum Building and the 11211 Katy Freeway Building. The interest rate as of June 30, 2019 was 5.4%. The outstanding balance under the MCFA was $0 as of June 30, 2019 and the amount available to be borrowed was $10,818,750.

The Company was in compliance with all loan covenants as of June 30, 2019.

HARTMAN vREIT XXI, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Interest expense for the three months ended June 30, 2019 and 2018 was $117,482 and $86,325, respectively, including $25,774 and $11,434 of deferred loan cost amortization. Interest expense for the six months ended June 30, 2019 and 2018 was $302,467 and $139,635 respectively, including $51,548 and $17,022 of deferred loan cost amortization. Unamortized deferred loan costs were $195,496 and $227,420 as of June 30, 2019 and December 31, 2018, respectively. Interest expense of $13,676 and $13,714 was payable as of June 30, 2019 and December 31, 2018, respectively, and is included in accounts payable and accrued expenses in the accompanying consolidated balance sheets.

Note 7 — Related Party Arrangements
The Advisor is a wholly owned subsidiary of Hartman Advisors LLC, a Texas limited liability company owned 70% by Allen R. Hartman individually and 30% by the Property Manager.  The Property Manager is a wholly owned subsidiary of Hartman Income REIT Management, LLC, which is wholly owned by Hartman Income REIT, Inc. and its subsidiaries, of which approximately 16% of the voting stock is owned by Allen R. Hartman, the Company's Chief Executive Officer and Chairman of the Board of Directors.

The Advisor and certain affiliates of the Advisor will receive fees and compensation in connection with the Offering, and the acquisition, management and sale of the Company’s real estate investments. In addition, in exchange for $1,000, the OP has issued the Advisor a separate, special limited partnership interest, in the form of Special Limited Partnership Interests. See Note 11 (“Special Limited Partnership Interest”) below.

The Advisor will receive reimbursement for organizational and offering expenses incurred on the Company’s behalf, but only to the extent that such reimbursements do not exceed actual expenses incurred by the Advisor and would not cause the cumulative selling commission, the dealer manager fee and other organization and offering expenses borne by the Company to exceed 15.0% of gross offering proceeds from the sale of shares in the Offering.

The Advisor, or its affiliates, will receive an acquisition fee equal to 2.5% of the cost of each investment the Company acquires, which includes the amount actually paid or allocated to fund the purchase, development, construction or improvement of each investment, including acquisition expenses and any debt attributable to each investment. Acquisition fees of $0 and $0 were earned by the Advisor for the three months ended June 30, 2019 and 2018, respectively, and $123,750 and $126,000 were earned for the six months ended June 30, 2019 and 2018, respectively,

The Advisor, or its affiliates, will receive a debt financing fee equal to 1.0% of the amount available under any loan or line of credit originated or assumed, directly or indirectly, in connection with the acquisition, development, construction, improvement of properties or other permitted investments, which will be in addition to the acquisition fee paid to the Advisor. No debt financing fees were earned by Advisor for the six months ended June 30, 2019 and 2018.

 The Company pays the Property Manager, an affiliate of the Advisor, property management fees equal to 3% of the effective gross revenues of the managed property. The Company pays and expects to pay the Property Manager leasing fees in an amount equal to the leasing fees charged by unaffiliated persons rendering comparable services in the same geographic location of the applicable property, provided that such fees will only be paid if a majority of the Company’s board of directors, including a majority of its independent directors, determines that such fees are fair and reasonable in relation to the services being performed.  The Property Manager may subcontract the performance of its property management and leasing duties to third parties and the Property Manager will pay a portion of its property management fee to the third parties with whom it subcontracts for these services.  The Company will reimburse the costs and expenses incurred by the Property Manager on the Company’s behalf, including the wages and salaries and other employee-related expenses of all employees of the Property Manager or its subcontractors who are engaged in the operation, management, maintenance or access control of our properties, including taxes, insurance and benefits relating to such employees, and travel and other out-of-pocket expenses that are directly related to the management of specific properties.  Other charges, including fees and expenses of third-party professionals and consultants, will be reimbursed, subject to the limitations on fees and reimbursements contained in the Company's Articles of Amendment and Restatement (as amended and restated, the "Charter").

HARTMAN vREIT XXI, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

If the Property Manager provides construction management services related to the improvement or finishing of tenant space in the Company’s real estate properties, the Company pays the Property Manager a construction management fee in an amount that is usual and customary for comparable services rendered to similar projects in the geographic market of the project; provided, however, that the Company will only pay a construction management fee if a majority of the Company’s board of directors, including a majority of its independent directors, determines that such construction management fee is fair and reasonable and on terms and conditions not less favorable than those available from unaffiliated third parties.

The Company pays the Advisor a monthly asset management fee equal to one-twelfth of 0.75% of the higher of (i) the cost or (ii) the value of all real estate investments the Company acquires.

If Advisor or affiliate provides a substantial amount of services, as determined by the Company’s independent directors, in connection with the sale of one or more assets, the Company will pay the Advisor a disposition fee equal to (1) in the case of the sale of real property, the lesser of: (A) one-half of the aggregate brokerage commission paid (including the disposition fee) or, if none is paid, the amount that customarily would be paid, or (B) 3% of the sales price of each property sold, and (2) in the case of the sale of any asset other than real property, 3% of the sales price of such asset.

The Company will reimburse the Advisor for all expenses paid or incurred by the Advisor in connection with the services provided to the Company, subject to the limitation that, commencing four fiscal quarters after the Company’s acquisition of its first asset, the Company will not reimburse the Advisor for any amount by which its operating expenses (including the asset management fee) at the end of the four preceding fiscal quarters exceeds the greater of:  (1) 2% of the Company’s average invested assets (as defined in the Charter), or (2) 25% of the Company’s net income determined without reduction for any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of the Company’s assets for that period.  Notwithstanding the above, the Company may reimburse the Advisor for expenses in excess of this limitation if a majority of the Company’s independent directors determines that such excess expenses are justified based on unusual and non-recurring factors.

For the three months ended June 30, 2019 and 2018, the Company incurred property management fees and reimbursable costs of $272,091 and $40,052, respectively, payable to the Property Manager and asset management fees of $62,958 and $22,669, respectively, payable to the Advisor. For the six months ended June 30, 2019 and 2018, the Company incurred property management fees and reimbursable costs of $463,507 and $67,021, respectively, payable to the Property Manager and asset management fees of $125,060 and $37,717, respectively, payable to the Advisor. Property management fees and reimbursable costs paid to the Property Manager are included in property operating expenses in the accompanying consolidated statements of operations. Asset management fees paid to the Advisor are included in asset management fees in the accompanying consolidated statements of operations.

As of June 30, 2019, the Company had $156,952 due to the Advisor, and $159,852 due from Hartman Short Term Income Properties XX, Inc. and $212,500 due to other Hartman affiliates. As of December 31, 2018, the Company had $31,892 due to the Advisor, and $509,852 due from Hartman Short Term Income Properties XX, Inc. and $139,021 due to other Hartman affiliates.

Mr. Jack Cardwell, an independent director, and his affiliates, own 488,134 Class A common shares in the Company as of June 30, 2019, representing approximately 8.36% of the Company’s issued and outstanding stock.

HARTMAN vREIT XXI, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 8 — Loss Per Share

Basic loss per share is computed using net loss attributable to common stockholders and the weighted average number of common shares outstanding.

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Numerator:
Net loss attributable to common stockholders	$(446,893)	$(156,392)	$(907,815)	$(366,335)
Denominator:
Basic weighted average shares outstanding	5,072,062	2,448,539	4,501,129	2,227,070
Basic loss per common share	$(0.09)	$(0.06)	$(0.20)	$(0.16)

Note 9 – Stockholders’ Equity

Under the Charter, the Company has the authority to issue 900,000,000 shares of common stock, $0.01 per share par value, classified and designated as 850,000,000 shares of Class A common stock, 50,000,000 shares of Class T common stock, and 50,000,000 shares of preferred stock with a par value of $0.01 per share.  On September 30, 2015, the Company sold 22,100 shares of common stock to Hartman Advisors, LLC at a purchase price of $9.05 per share for an aggregate purchase price of $200,005, which was paid in cash.  The Company’s board of directors is authorized to amend the Charter, without the approval of the Company’s stockholders, to increase the aggregate number of authorized shares of capital stock or the number of shares of any class or series that the Company has authority to issue.

Common Stock

Shares of Class A and Class T common stock entitle the holders to one vote per share on all matters which stockholders are entitled to vote, to receive dividends and other distributions as authorized by the Company’s board of directors in accordance with the Maryland General Corporation Law and to all rights of a stockholder pursuant to the Maryland General Corporation Law. Neither Class A or Class T common stock have any preferences or preemptive conversion or exchange rights.

Preferred Stock

The board of directors, with the approval of a majority of the entire board of directors and without any action by the stockholders, may amend the Charter from time to time to increase or decrease the aggregate number of authorized shares of capital stock or the number of authorized shares of capital stock of any class or series. If the Company were to create and issue preferred stock or convertible stock with a distribution preference over common stock, payment of any distribution preferences of outstanding preferred stock or convertible stock would reduce the amount of funds available for the payment of distributions on our common stock. Further, holders of preferred stock are normally entitled to receive a preference payment in the event we liquidate, dissolve or wind up before any payment is made to our common stockholders, likely reducing the amount common stockholders would otherwise receive upon such an occurrence. In addition, under certain circumstances, the issuance of preferred stock or a separate class or series of common stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities and the removal of incumbent management.

HARTMAN vREIT XXI, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Stock-Based Compensation

The Company awards vested restricted common shares to non-employee directors as compensation in part for their service as members of the board of directors of the Company. For the three and six months ended June 30, 2019 and 2018, the Company granted 625 and 625 shares and 1,250 and 1,250 shares, respectively, of restricted common stock to independent directors as compensation for services. The Company recognized $6,250 and $6,250 and $12,500 and $12,500 as stock-based compensation expense for the three and six months ended June 30, 2019 and 2018, respectively.

Distributions

The following table reflects the total distributions paid in cash and issued in shares of our common stock for the period from January 2017 (the month the Company first paid distributions) through June 30, 2019:

Period	Cash (1)	DRP & Stock (2)	Total
First Quarter 2017	$26,621	$19,340	$45,961
Second Quarter 2017	62,283	72,105	134,388
Third Quarter 2017	105,154	114,788	219,942
Fourth Quarter 2017	127,336	162,380	289,716
First Quarter 2018	153,832	192,202	346,034
Second Quarter 2018	182,226	245,363	427,589
Third Quarter 2018	215,317	293,079	508,396
Fourth Quarter 2018	236,895	344,918	581,813
First Quarter 2019	304,955	388,228	693,183
Second Quarter 2019	387,574	484,395	871,969
Total	$1,802,193	$2,316,798	$4,118,991

(1)	Distributions are paid on a monthly basis. Distributions for all record dates of a given month are paid approximately 20 days following the end of such month.

(2)	Amount of distributions paid in shares of common stock pursuant to our distribution reinvestment plan and stock dividend distribution.

Note 10 — Incentive Plans

The Company has adopted a long-term incentive plan (the “Incentive Award Plan”) that provides for the grant of equity awards to employees, directors and consultants and those of the Company’s affiliates. The Incentive Award Plan authorizes the granting of restricted stock, stock options, stock appreciation rights, restricted or deferred stock units, dividend equivalents, other stock-based awards and cash-based awards to directors, officers, employees and consultants of the Company and the Company’s affiliates selected by the board of directors for participation in the Incentive Award Plan. Stock options and shares of restricted common stock granted under the Incentive Award Plan will not, in the aggregate, exceed an amount equal to 5.0% of the outstanding shares of the Company’s common stock on the date of grant or award of any such stock options or shares of restricted stock. The Company recognized stock based compensation expenses of $12,500 and $12,500 with respect to the independent director compensation for the six months ended June 30, 2019 and 2018.
Note 11 — Special Limited Partnership Interest

Pursuant to the limited partnership agreement for the OP, SLP LLC, the holder of the Special Limited Partnership Interest, will be entitled to receive distributions equal to 15.0% of the OP’s net sales proceeds from the disposition of assets, but only after the Company’s stockholders have received, in the aggregate, cumulative distributions equal to their total invested capital plus a 6.0% cumulative, non-compounded annual pre-tax return on such aggregated invested capital. In addition, the holder of the Special Limited Partnership Interest is entitled to receive a payment upon the redemption of the Special Limited Partnership Interests. Pursuant to the limited partnership agreement for the OP, the Special Limited Partnership Interests will be redeemed upon: (1) the listing of the Company’s common stock on a national securities exchange; (2) the occurrence of certain events that result in the termination or non-renewal of the Company’s advisory agreement with the Advisor (“Advisory Agreement”) other than by the Company for “cause” (as defined in the Advisory Agreement); or (3) the termination of the Advisory Agreement by the Company for cause. In the event of the listing of the Company’s shares of common stock or a termination of the Advisory Agreement other than by the Company for cause, the Special Limited Partnership Interests will be redeemed for an aggregate amount equal to the amount that the holder of the Special Limited Partnership Interests would have been entitled to receive, as described above, if the OP had disposed of all of its assets at their fair market value and all liabilities of the OP had been satisfied in full according to their terms as of the date of the event triggering the redemption. Payment of the redemption price to the holder of the Special Limited Partnership Interests will be paid, at the holder’s discretion, in the form of (i) limited partnership interests in the OP, (ii) shares of the Company’s common stock, or (iii) a non-interest bearing promissory note. If the event triggering the redemption is a listing of the Company’s shares on a national securities exchange only, the fair market value of the assets of the OP will be calculated taking into account the average share price of the Company’s shares for a specified period. If the event triggering the redemption is an underwritten public offering of the Company’s shares, the fair market value will take into account the valuation of the shares as determined by the initial public offering price in such offering. If the triggering event of the redemption is the termination or non-renewal of the Advisory Agreement other than by the Company for cause for any other reason, the fair market value of the assets of the OP will be calculated based on an appraisal or valuation of the Company’s assets. In the event of the termination or non-renewal of the Advisory Agreement by the Company for cause, all of the Special Limited Partnership Interests will be redeemed by the OP for the aggregate price of $1.
Note 12 – Commitments and Contingencies
Economic Dependency
The Company is dependent on the Sponsor and the Advisor for certain services that are essential to the Company, including the identification, evaluation, negotiation, purchase and disposition of properties, management of the daily operations of the Company’s real estate portfolio, and other general and administrative responsibilities.  In the event that these companies are unable to provide the respective services, the Company will be required to obtain such services from other providers.
Litigation
The Company is subject to various claims and legal actions that arise in the ordinary course of business. Management of the Company believes that the final disposition of such matters will not have a material adverse effect on the financial position of the Company.
Note 13 – Subsequent Events
On August 2, 2019, Hartman vREIT XXI Operating Partnership L.P. (“vREIT XXI L.P.”), the operating partnership of the Company, entered into an Agreement of Purchase and Sale, with Houston Portfolio, LLC, an unrelated third party, for the acquisition of three multi-tenant office properties located in Houston, Texas.  The aggregate purchase price for the properties is $20,775,000, exclusive of closing costs and transaction fees.  The Company intends to finance the acquisition of the properties with proceeds from its public offering and financing secured by the property.
The anticipated closing date for the acquisition of the properties is September 23, 2019.  The acquisition is subject to customary conditions to closing, including the absence of a material adverse change to the properties prior to the acquisition date.  There is no assurance that the Company will close the acquisition of the properties on the terms described above or at all.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Cautionary Note Regarding Forward-Looking Statements

As used herein, the terms “we,” “us” or “our” refer to Hartman vREIT XXI, Inc. and, as required by context, Hartman vREIT XXI Operating Partnership L.P., which we refer to as our “operating partnership,” and their respective subsidiaries.

Certain statements included in this quarterly report on Form 10-Q (this “Quarterly Report”) that are not historical facts (including statements concerning investment objectives, other plans and objectives of management for future operations or economic performance, or assumptions, or forecasts related thereto) are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are only predictions. We caution that forward-looking statements are not guarantees. Actual events on our investments and results of operations could differ materially from those expressed or implied in any forward-looking statements. Forward-looking statements are typically identified by the use of terms such as “may,” “should,” “expect,” “could,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “potential” or the negative of such terms and other comparable terminology.

The forward-looking statements included herein are based upon our current expectations, plans, estimates, assumptions and beliefs which involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	our ability to raise capital in our ongoing initial public offering;

•	the fact that we have a limited operating history and commenced operations on November 14, 2016;

•	our ability to effectively deploy the proceeds raised in our initial public offering;

•	the imposition of federal taxes if we fail to qualify as a REIT in any taxable year or forego an opportunity to ensure REIT status;

•	uncertainties related to the national economy, the real estate industry in general and in our specific markets;

•	legislative or regulatory changes, including changes to laws governing REITS;

•	construction costs that may exceed estimates or construction delays;

•	increases in interest rates;

•	availability of credit or significant disruption in the credit markets;

•	litigation risks;

•	risks inherent to the real estate business, including tenant defaults, potential liability related to environmental matters and the lack of liquidity of real estate investments;

•	inability to obtain new tenants upon the expiration of existing leases at our properties;

•	inability to generate sufficient cash flows due to market conditions, competition, uninsured losses, changes in tax or other applicable laws;

•	the potential need to fund tenant improvements or other capital expenditures out of operating cash flow;

•	conflicts of interest arising out of our relationship with our advisor and its affiliates;

•	our ability to generate sufficient cash flows to pay distributions to our stockholders;

•	our ability to retain our executive officers and other key personnel of our advisor and other affiliates of our advisor; and

•	changes to generally accepted accounting principles, or GAAP.
Any of the assumptions underlying the forward-looking statements included herein could be inaccurate, and undue reliance should not be placed upon any forward-looking statements included herein. All forward-looking statements are made as of the date of this Quarterly Report, and the risk that actual results will differ materially from the expectations expressed herein will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements made after the date of this Quarterly Report, whether as a result of new information, future events, changed circumstances or any other reason.

All forward-looking statements included in this Quarterly Report should be read in light of the factors identified in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on April 16, 2019.

Overview

We were formed as a Maryland corporation on September 3, 2015 to acquire, develop and operate a diverse portfolio of value-oriented commercial properties, including office, retail, industrial and warehouse properties, located primarily in Texas. We intend to acquire properties in which there is a significant potential for growth in income and value from re-tenanting, repositioning, redevelopment, and operational enhancements. We believe that real estate, and in particular commercial real estate, provides an excellent investment for those investors looking for diversification, income and wealth preservation and growth in their portfolio. We believe that we have significant experience in acquiring and managing these types of properties, largely through our relationships with our sponsor and other affiliates.
On June 24, 2016, our registration statement on Form S-11, registering our initial public offering of up to $269,000,000 in shares of our common stock, was declared effective by the SEC, and we commenced our initial public offering. On January 9, 2017, we amended our charter to (i) designate our authorized shares of common stock as Class A shares of common stock and Class T shares of common stock and (ii) convert each share of our common stock outstanding as of date of the amendment to our charter into a share of our Class A common stock. On February 6, 2017, our amended registration statement on Form S-11, providing for our public offering of up to $269,000,000 in Class A shares of our common stock and Class T shares of our common stock, was declared effective by the SEC and we commenced offering Class A and Class T shares of our common stock.

In our initial public offering, we are offering up to $250,000,000 in any combination of Class A and Class T shares of our common stock to the public and up to $19,000,000 in Class A and Class T shares of our common stock to our stockholders pursuant to our distribution reinvestment plan.

On June 24, 2019, we filed a registration statement on Form S-11 (Registration No. 333-232308) registering $220,000,000 in any combination of shares of Class A and Class T common stock to be sold on a “best efforts” basis in our follow-on offering. We continue to sell shares of our Class A and Class T common shares pursuant to the Offering, which we may continue to do until the earlier of the effective date of the follow-on offering or December 21, 2019.
We are currently offering Class A common stock to the public at the initial price of $10.00 per share and to stockholders at a price of $9.50 per share for Class A common stock purchased pursuant to the distribution reinvestment plan. We are currently offering Class T common stock to the public at the initial price of $9.60 per share and to stockholders at a price of $9.12 per share for Class T common stock purchased pursuant to the distribution reinvestment plan.

Our board of directors may, in its sole discretion and from time to time, change the price at which we offer shares to the public in the primary offering or pursuant to its distribution reinvestment plan to reflect changes in estimated value per share and other factors that the board of directors deems relevant.
On August 8, 2019, our board of directors determined to change the price of Class A common stock to the public to $13 per share and to stockholders at a price of $13 for Class A common stock purchased pursuant to the distribution reinvestment plan. Our board of directors determined also to change the price of Class T common stock to the public to $12.48 per share and to stockholders at a price of $12.48 for Class T common stock purchased pursuant to the distribution reinvestment plan.
As of June 30, 2019, we had accepted subscriptions for, and issued 5,543,854 shares, net of redemptions, of our Class A common stock, including 132,089 shares issued pursuant to our distribution reinvestment plan, and 290,654 shares of our Class T common stock, including 6,816 shares issued pursuant to our distribution reinvestment plan resulting in gross proceeds of $57,232,915. We intend to use the net proceeds from our initial public offering to continue to acquire commercial real estate properties located primarily in Texas. We intend to offer shares of our common stock on a continuous basis until the termination of our follow-on offering. We reserve the right to terminate our initial public offering at any time. D.H. Hill Securities, LLLP is the dealer manager for our initial public offering and is responsible for the distribution of our common stock in our initial public offering.

Hartman XXI Advisors, LLC, which we refer to as our advisor, manages our day-to-day operations and our portfolio of properties and real estate-related assets, subject to certain limitations and restrictions. Our advisor sources and presents investment opportunities to our board of directors. Our advisor also provides investment management, marketing, investor relations and other administrative services on our behalf.

Substantially all of our business is conducted through Hartman vREIT XXI Operating Partnership, L.P., a Texas limited partnership, which we refer to as our operating partnership. We are the sole general partner of our operating partnership and Hartman vREIT XXI Holdings LLC, and Hartman vREIT XXI SLP, LLC, affiliates of our advisor, are the initial limited partners of our operating partnership. As we accept subscriptions for shares of our common stock, we will transfer substantially all of the net proceeds of the offering to our operating partnership as a capital contribution. The limited partnership agreement of our operating partnership provides that our operating partnership will be operated in a manner that will enable us to (1) satisfy the requirements for being classified as a REIT for federal income tax purposes, (2) avoid any federal income or excise tax liability and (3) ensure that our operating partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Internal Revenue Code of 1986, as amended, which classification could result in our operating partnership being taxed as a corporation rather than as a partnership. In addition to the administrative and operating costs and expenses incurred by our operating partnership in acquiring and operating our investments, our operating partnership will pay all of our administrative costs and expenses, and such expenses will be treated as expenses of our operating partnership. We will experience a relative increase in liquidity as additional subscriptions for shares of our common stock are received and a relative decrease in liquidity as offering proceeds are used to acquire and operate our assets.

We elected under Section 856 (c) the Internal Revenue Code to be taxed as a REIT beginning with our taxable year ended December 31, 2017. As a REIT for federal income tax purposes, we generally will not be subject to federal income tax on income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year after the taxable year in which we initially elect to be taxed as a REIT, we will be subject to federal income tax on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year in which qualification is denied. Failing to qualify as a REIT could materially and adversely affect our net income.

Investment Objectives and Strategy: Hartman Advantage

Our primary investment objectives are to:

•	realize growth in the value of our investments;

•	preserve, protect and return stockholders’ capital contributions; and

•	grow net cash from operations and pay regular cash distributions to our stockholders.

We cannot assure our stockholders that we will achieve these objectives.

The cornerstone of our investment strategy is our advisor’s discipline in acquiring a portfolio of real estate properties, specifically properties that are located in Texas, that offer a blend of current and potential income based on in place occupancy plus relatively significant potential for growth in income and value from re-tenanting, repositioning or redevelopment. We refer to this strategy as “value add” or the “Hartman Advantage.”

We rely upon the value add or Hartman Advantage strategy to evaluate numerous potential commercial real estate acquisition and investment opportunities per completed acquisition or investment.

We do not anticipate that there will be any market for our shares of common stock unless they are listed on a national securities exchange. In the event that our shares of common stock are not listed or traded on an established securities exchange prior to the tenth anniversary of the completion or termination of our initial public offering, our charter requires that the board of directors must seek the approval of our stockholders of a plan to liquidate our assets, unless the board of directors has obtained the approval of our stockholders (1) to defer the liquidation of our assets or (2) of an alternate strategy.

We believe that we have sufficient capital to meet our existing debt service and other operating obligations for the next year and that we have adequate resources to fund our cash needs. However, our operations are subject to a variety of risks, including, but not limited to, changes in national economic conditions, the restricted availability of financing, changes in demographic trends and interest rates and declining real estate valuations. As a result of these uncertainties, there can be no assurance that we will meet our investment objectives or that the risks described above will not have an adverse effect on our properties or results of operations.

Our Real Estate Investments

As of June 30, 2019, our investments in real estate assets consist of a retail shopping center located in San Antonio, Texas, which we refer to as the Village Pointe Property; a flex/R&D property located in Richardson, Texas, which we refer to as the Richardson Tech Center Property; an office property located in San Antonio, Texas, which we refer to as the Spectrum Building; and an office property located in Houston, Texas, which we refer to as the 11211 Building. We own a 2.47% interest in an affiliate special purpose entity which owns 39 office, retail and light industrial properties in Houston, Dallas, and San Antonio, Texas, which refer to as the Hartman SPE interest. We own 700,302 common shares of an affiliate, Hartman Short Term Income Properties, XX, Inc.

Property Name	Space Type	Location	Gross Leasable Area SF	Percent Occupied	Annualized Base Rental Revenue (in thousand)	Average Base Rental Revenue per Occupied SF	Average Net Effective Annual Base Rent per Occupied SF
Village Pointe	Retail	San Antonio	54,246	79%	$578,114	$13.45	$13.31
Richardson Tech Center	Flex/R&D	Dallas	96,660	71%	596,635	8.66	8.79
Spectrum Building	Office	San Antonio	175,390	83%	3,345,902	23.03	23.11
11211 Building	Office	Houston	76,832	59%	830,740	18.39	18.47
Grand Total			403,128	75%	$5,351,391	$17.70	$17.76

Hartman SPE LLC and Hartman Short Term Income Properties XX, Inc.

On October 1, 2018, we acquired a 5.89% member interest in Hartman SPE LLC in exchange for our 48.8% minority interest in an office property owned jointly with Hartman Short Term Income Properties XX, Inc.

Effective March 1, 2019, we exchanged 3.42% of our 5.89% interest in Hartman SPE LLC for 700,302.45 common shares of Hartman Short Term Income Properties XX, Inc.

REIT Compliance

We elected under Section 856(c) of the Internal Revenue Code to be taxed as a REIT beginning with the taxable year ended December 31, 2017. As a REIT we generally are not subject to federal income tax on income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year after the year in which we initially elected to be treated as a REIT, we will be subject to federal income tax on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year in which our qualification is denied. Such an event could materially and adversely affect our net income. However, we believe that we are organized and will operate in a manner that will enable us to qualify for treatment as a REIT for federal income tax purposes.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our results of operations and financial condition, as reflected in the accompanying consolidated financial statements and related notes, require us to make estimates and assumptions that are subject to management’s evaluation and interpretation of business conditions, changing capital market conditions and other factors related to the ongoing viability of our customers.  With different estimates or assumptions, materially different amounts could be reported in our consolidated financial statements. There have been no material changes to our critical accounting policies and estimates other than as set forth in the Annual Report for the year ended December 31, 2018.  See Note 2 to our consolidated financial statements in this Quarterly Report for a discussion of our currently adopted accounting policies.

RESULTS OF OPERATIONS

Comparison of the three and six months ended June 30, 2019 versus June 30, 2018.

As of June 30, 2019, our investments in real estate assets consist of a retail shopping center located in San Antonio, Texas, which we refer to as the Village Pointe Property; a flex/R&D property located in Richardson, Texas, which we refer to as the Richardson Tech Center Property; an office property located in San Antonio, Texas, which we refer to as the Spectrum Building; and an office property located in Houston, Texas, which we refer to as the 11211 Building. We own a 2.47% interest in an affiliate special purpose entity which owns 39 office, retail and light industrial properties in Houston, Dallas, and San Antonio, Texas, which refer to as the Hartman SPE interest. We own 700,302.45 common shares of an affiliate, Hartman Short Term Income Properties, XX, Inc.

Revenues – The primary source of our revenue is rental revenues and tenant reimbursements. For the three months ended June 30, 2019 and 2018 we had total rental revenues and tenant reimbursements of $1,521,506 and $430,909, respectively. The increase is primarily attributable to the acquisitions of the Spectrum Building and the 11211 Building, which generated total revenue of $938,699 and $214,038, respectively, for the three months ended June 30, 2019. For the six months ended June 30, 2019 and 2018 we had total rental revenues and tenant reimbursements of $3,103,161 and $711,333, respectively. The increase in total rental revenues and tenant reimbursements was primarily due to the addition of the Spectrum Building and the 11211 Building which generated total revenue of $1,925,298 and $414,178, respectively, for the six months ended June 30, 2019.

Operating expenses – Operating expenses consist of property operating expenses (contract services, repairs and maintenance, utilities and management fees); real estate taxes and insurance; and asset management fees. For the three months ended June 30, 2019 and 2018, we had operating expenses of $887,908 and $219,138, respectively. The increase is primarily attributable to the acquisitions of the Spectrum Building and the 11211 Building. For the six months ended

June 30, 2019 and 2018, we had operating expenses of $1,820,656 and $329,254, respectively. The increase is primarily attributable to the acquisitions of the Spectrum Building and the 11211 Building.

Fees to affiliates – We pay acquisition fees and asset management fees to our advisor in connection with the acquisition of properties and management of our company. Asset management fees to our advisor were $62,958 and $22,669 for the three months ended June 30, 2019 and 2018, respectively. Asset management fees to our advisor were $125,060 and $37,717 for the six months ended June 30, 2019 and 2018, respectively. We pay property management and leasing commissions to our Property Manager in connection with the management and leasing of our properties. For the three months ended June 30, 2019 and 2018 we incurred $272,091 and $40,052, respectively, for property management fees and $65,190 and $0, respectively, for leasing commissions. For the six months ended June 30, 2019 and 2018 we incurred $463,507 and $67,021, respectively, for property management fees and $73,222 and $8,869, respectively, for leasing commissions. The increase is primarily attributable to the acquisitions of the Spectrum Building and the 11211 Building.

Real estate taxes and insurance – Real estate taxes and insurance were $243,116 and $85,872 for the three months ended June 30, 2019 and 2018, respectively. Real estate taxes and insurance were $471,143 and $139,161 for the six months ended June 30, 2019 and 2018, respectively. The increase is primarily attributable to the acquisitions of the Spectrum Building and the11211 Building.

Depreciation and amortization – Depreciation and amortization were $916,916 and $219,036 for the three months ended June 30, 2019 and 2018, respectively. Depreciation and amortization were $1,753,364 and $340,875 for the six months ended June 30, 2019 and 2018, respectively. The increase is primarily attributable to the acquisitions of the Spectrum Building and the 11211 Building.

General and administrative expenses - General and administrative expenses were $75,707 and $9,858 for the three months ended June 30, 2019 and 2018, respectively. General and administrative expenses were $209,632 and $90,387 for the six months ended June 30, 2019 and 2018, respectively. General and administrative expenses consist primarily of audit fees, transfer agent fees, other professional fees, and independent director’s compensation. The net increase in cost is principally the result of the increase in accounting, professional fees and independent director’s compensation.

Net loss – We generated a net loss of $446,893 and $156,392 for the three months ended June 30, 2019 and 2018, respectively and a net loss of $907,815 and $366,335 for the six months ended June 30, 2019 and 2018, respectively. Increase in net loss for the three months ended June 30, 2019 compared to the three months ended June 30, 2018 of $290,501 is primarily attributable to increase depreciation and amortization expense of $697,880, increase in property operating expenses of $471,237, increase in real estate taxes and insurance of $157,244, offset by an increase in total revenues of $1,090,597. Increase in net loss for the six months ended June 30, 2019 compared to the six months ended June 30, 2018 is primarily attributable to increased depreciation and amortization expense, property operating expenses, real estate taxes and insurance, and interest expense of $1,412,489, $1,072,077, $331,982, and $162,832, respectively, offset by an increase in total revenues of $2,391,828, mainly attributable to the acquisitions of the Spectrum Building and the 11211 Building.

Funds From Operations and Modified Funds From Operations

Funds From Operations, or FFO, is a non-GAAP financial measure defined by the National Association of Real Estate Investment Trusts ("NAREIT"), an industry trade group, which we believe is an appropriate supplemental measure to reflect the operating performance of a real estate investment trust, or REIT in conjunction with net income. FFO is used by the REIT industry as a supplemental performance measure. FFO is not equivalent to our net income or loss as determined under GAAP.

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004, or the White Paper. The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property and asset impairment write-downs, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO. Our FFO calculation complies with NAREIT’s policy described above.

The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time, especially if such assets are not adequately maintained or repaired and renovated as required by relevant circumstances and/or is requested or required by lessees for operational purposes in order to maintain the value disclosed. We believe that, since real estate values historically rise and fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation may be less informative. Additionally, we believe it is appropriate to disregard impairment charges, as this is a fair value adjustment that is largely based on market fluctuations and assessments regarding general market conditions which can change over time. An asset will only be evaluated for impairment if certain impairment indications exist and if the carrying, or book value, exceeds the total estimated undiscounted future cash flows (including net rental and lease revenues, net proceeds on the sale of the property, and any other ancillary cash flows at a property or group level under GAAP) from such asset. Investors should note, however, that determinations of whether impairment charges have been incurred are based partly on anticipated operating performance, because estimated undiscounted future cash flows from a property, including estimated future net rental and lease revenues, net proceeds on the sale of the property, and certain other ancillary cash flows, are taken into account in determining whether an impairment charge has been incurred. While impairment charges are excluded from the calculation of FFO as described above, investors are cautioned that due to the fact that impairments are based on estimated future undiscounted cash flows and the relatively limited term of our operations, it could be difficult to recover any impairment charges.

Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization and impairments, provides a more complete understanding of the our performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income. However, FFO and MFFO, as described below, should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP FFO and MFFO measures and the adjustments to GAAP in calculating FFO and MFFO.

Changes in the accounting and reporting promulgations under GAAP (for acquisition fees and expenses from a capitalization/depreciation model to an expensed-as-incurred model) that were put into effect in 2009 and other changes to GAAP accounting for real estate subsequent to the establishment of NAREIT’s definition of FFO have prompted an increase in cash-settled expenses, specifically acquisition fees and expenses for all industries as items that are expensed under GAAP, that are typically accounted for as operating expenses. Management believes these fees and expenses do not affect our overall long-term operating performance. Publicly registered, non-listed REITs typically have a significant amount of acquisition activity and are substantially more dynamic during their initial years of investment and operation. While other start up entities may also experience significant acquisition activity during their initial years, we believe that non-listed REITs are unique in that they have a limited life with targeted exit strategies within a relatively limited time frame after the acquisition activity ceases. We intend to use the remaining net proceeds raised in our follow-on offering to continue to acquire properties, and intend to begin the process of achieving a liquidity event (i.e., the listing of our common stock on a national exchange, a merger or sale or our company or another similar transaction) within ten years of the completion of our initial public offering. The Institute for Portfolio Alternatives, or "IPA," an industry trade group, has standardized a measure known as Modified Funds From Operations, or “MFFO,” which the IPA has recommended as a supplemental measure for publicly registered non-listed REITs and which we believe to be another appropriate supplemental measure to reflect the operating performance of a non-listed REIT having the characteristics described above. MFFO is not equivalent to our net income or loss as determined under GAAP, and MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate with a limited life and targeted exit strategy, as currently intended. We believe that, because

MFFO excludes costs that we consider more reflective of investing activities and other non-operating items included in FFO and also excludes acquisition fees and expenses that affect our operations only in periods in which properties are acquired, MFFO can provide, on a going forward basis, an indication of the sustainability (i.e., the capacity to continue to be maintained) of our operating performance after the period in which we are acquiring our properties and once our portfolio is in place. By providing MFFO, we believe we are presenting useful information that assists investors and analysts to better assess the sustainability of our operating performance after our public offering has been completed and our properties have been acquired. We also believe that MFFO is a recognized measure of sustainable operating performance by the non-listed REIT industry. Further, we believe MFFO is useful in comparing the sustainability of our operating performance after our public offering and acquisitions are completed with the sustainability of the operating performance of other real estate companies that are not as involved in acquisition activities. Investors are cautioned that MFFO should only be used to assess the sustainability of our operating performance after our public offering has been completed and properties have been acquired, as it excludes acquisition costs that have a negative effect on our operating performance during the periods in which properties are acquired.

We define MFFO, a non-GAAP measure, consistent with the IPA’s Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations, or the Practice Guideline, issued by the IPA in November 2010. The Practice Guideline defines MFFO as FFO further adjusted for the following items, as applicable, included in the determination of GAAP net income: acquisition fees and expenses; amounts relating to deferred rent receivables and amortization of above and below market leases and liabilities (which are adjusted in order to reflect such payments from a GAAP accrual basis to a cash basis of disclosing the rent and lease payments); accretion of discounts and amortization of premiums on debt investments; mark-to-market adjustments included in net income; nonrecurring gains or losses included in net income from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. The accretion of discounts and amortization of premiums on debt investments, nonrecurring unrealized gains and losses on hedges, foreign exchange, derivatives or securities holdings, unrealized gains and losses resulting from consolidations, as well as other listed cash flow adjustments are adjustments made to net income in calculating the cash flows provided by operating activities and, in some cases, reflect gains or losses which are unrealized and may not ultimately be realized.

Our MFFO calculation complies with the IPA’s Practice Guideline described above. In calculating MFFO, we exclude acquisition related expenses. We do not currently exclude amortization of above and below market leases, fair value adjustments of derivative financial instruments, deferred rent receivables and the adjustments of such items related to noncontrolling interests. Under GAAP, acquisition fees and expenses are characterized as operating expenses in determining operating net income. These expenses are paid in cash by us, and therefore such funds will not be available to distribute to investors. All paid and accrued acquisition fees and expenses negatively impact our operating performance during the period in which properties are acquired and will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of other properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to such property. Accordingly, MFFO may not be an accurate indicator of our operating performance, especially during periods in which properties are being acquired. MFFO that excludes such costs and expenses would only be comparable to non-listed REITs that have completed their acquisition activities and have similar operating characteristics to us. Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income in determining cash flow from operating activities. In addition, we view fair value adjustments of derivatives and gains and losses from dispositions of assets as non-recurring items or items which are unrealized and may not ultimately be realized, and which are not reflective of on-going operations and are therefore typically adjusted for when assessing operating performance. The purchase of properties, and the corresponding expenses associated with that process, is a key operational feature of our business plan to generate operational income and cash flows in order to make distributions to investors. Acquisition fees and expenses will not be reimbursed by the advisor if there are no further proceeds from the sale of shares in our public offering, and therefore such fees and expenses will need to be paid from either additional debt, operational earnings or cash flows, net proceeds from the sale of properties or from ancillary cash flows.

Our management uses MFFO and the adjustments used to calculate it in order to evaluate our performance against other non-listed REITs which have limited lives with short and defined acquisition periods and targeted exit strategies shortly thereafter. As noted above, MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate in this manner. We believe that our use of MFFO and the adjustments used to calculate it allow us to present our performance in a manner that reflects certain characteristics that are unique to non-listed REITs, such as their limited life, limited and defined acquisition period and targeted exit strategy, and hence that the use of such measures is useful to investors. For example, acquisitions costs are funded from the remaining net proceeds of our public offerings and other financing sources and not from operations. By excluding expensed acquisition costs, the use of MFFO provides information consistent with management’s analysis of the operating performance of the properties. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions, but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to our current operating performance. By excluding such changes that may reflect anticipated and unrealized gains or losses, we believe MFFO provides useful supplemental information.

Presentation of this information is intended to provide useful information to investors as they compare the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and MFFO the same way, so comparisons with other REITs may not be meaningful. FFO and MFFO are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) or income (loss) from continuing operations as an indication of our performance, as an alternative to cash flows from operations as an indication of its liquidity, or indicative of funds available to fund its cash needs including its ability to make distributions to its stockholders. FFO and MFFO should be reviewed in conjunction with other GAAP measurements as an indication of our performance. MFFO is useful in assisting management and investors in assessing the sustainability of operating performance in future operating periods, and in particular, after the offering and acquisition stages are complete and net asset value is disclosed. FFO and MFFO are not useful measures in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining FFO or MFFO.

Neither the SEC, NAREIT nor any other regulatory body has passed judgment on the acceptability of the adjustments that we use to calculate FFO or MFFO. In the future, the SEC, NAREIT, or another regulatory body may decide to standardize the allowable adjustments across the non-listed REIT industry and as a result we may have to adjust our calculation and characterization of FFO or MFFO.

The table below summarizes our calculation of FFO and MFFO for the three and six months ended June 30, 2019 and 2018 and a reconciliation of such non-GAAP financial performance measures to our net loss.

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net loss	$(446,893)	$(156,392)	$(907,815)	$(366,335)
Depreciation and amortization of real estate assets	916,916	219,036	1,753,364	340,875
Depreciation and amortization attributable to equity in earnings (losses) (1)	—	359,458	—	714,967
FFO attributable to unconsolidated entity, Hartman SPE, LLC (2)	119,680	—	407,492	—
Funds from operations (FFO)	589,703	422,102	1,253,041	689,507
Organization and offering costs	65,223	54,957	66,691	80,728
Modified funds from operations (MFFO)	$654,926	$477,059	$1,319,732	$770,235

(1)	Depreciation and amortization attributable to the equity in earnings (losses) of the Three Forest Property.

(2)
For the three and six months ended June 30, 2019, Hartman SPE, LLC had a net loss of $1,236,122 and $1,243,575, respectively, depreciation and amortization expense of $6,081,478 and $12,531,448, respectively, and FFO of $4,845,356 and $11,287,873. Our weighted average ownership interest in Hartman SPE, LLC for the three and six months ended June 30, 2019 was 2.47% and 3.61%, respectively.

Distributions

The following table summarizes the distributions we paid in cash and in shares of our common stock and the amount of distributions reinvested pursuant to the distribution reinvestment plan for the period from January 2017 (the month we first paid distributions) through June 30, 2019:

Period	Cash (1)	DRP & Stock (2)	Total
First Quarter 2017	26,621	19,340	45,961
Second Quarter 2017	62,283	72,105	134,388
Third Quarter 2017	105,154	114,788	219,942
Fourth Quarter 2017	127,336	162,380	289,716
First Quarter 2018	153,832	192,202	346,034
Second Quarter 2018	182,226	245,363	427,589
Third Quarter 2018	215,317	293,079	508,396
Fourth Quarter 2018	236,895	344,918	581,813
First Quarter 2019	304,955	388,228	693,183
Second Quarter 2019	387,574	484,395	871,969
Total	1,802,193	2,316,798	4,118,991

(1)	Distributions are paid on a monthly basis. Distributions for all record dates of a given month are paid approximately 20 days following the end of such month.

(2)	Amount of distributions paid in shares of common stock pursuant to our distribution reinvestment plan and stock dividend distribution.

For the six months ended June 30, 2019, we paid aggregate distributions of $1,565,152, including stock distributions and distributions paid in shares of common stock pursuant to our distribution reinvestment plan. During the same period, cash provided by operating activities was $1,221,927, our net loss was $907,815 and our FFO was $1,253,041. For a discussion of how we calculate FFO, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Funds From Operations and Modified Funds From Operations.”

Liquidity and Capital Resources

As of June 30, 2019, we had accepted investors’ subscriptions for, and issued, 5,543,854 shares, net of redemptions, of our Class A common stock and 290,654 shares of our Class T common stock in our initial public offering, including 132,089 Class A shares and 6,816 Class T shares issued pursuant to our distribution reinvestment plan, resulting in aggregate gross offering proceeds of $57,232,915.

Our principal demands for funds are and will continue to be for real estate and real estate-related acquisitions, for the payment of operating expenses, for the payment of interest on our outstanding indebtedness, and for the payment of distributions. Generally, we expect to meet cash needs for items other than acquisitions from our cash flow from operations; provided, that some or all of our distributions have been and may continue to be paid from sources other than cash from operations (as discussed below). We expect to meet cash needs for acquisitions from the remaining net proceeds of our follow-on offering and from financings.

Some or all of our distributions have been and may continue to be paid from sources other than cash flow from operations, including proceeds of our public offerings, cash advances to us by our advisor, cash resulting from a waiver of asset management fees and borrowings secured by our assets in anticipation of future operating cash flow. We may have little, if any, cash flow from operations available for distribution until we make substantial investments and those investments stabilize. In addition, to the extent our investments are in development or redevelopment projects or in properties that have significant capital requirements, our ability to make distributions may be negatively impacted, especially during our early periods of operation.

We use, and intend to use in the future, secured and unsecured debt to acquire properties and make other investments. As of June 30, 2019, our outstanding secured debt is $6,045,000. There is no limitation on the amount we may invest in any single property or other asset or on the amount we can borrow for the purchase of any individual property or other investment. Under our charter, we are prohibited from borrowing in excess of 300% of our “net assets” (as defined by our charter) as of the date of any borrowing; however, we may exceed that limit if approved by a majority of our independent directors and if such excess is disclosed to the stockholders in the next quarterly report along with the explanation for such excess borrowings. Our board of directors has adopted a policy to limit our aggregate borrowings to approximately 50% of the aggregate value of our assets unless substantial justification exists that borrowing a greater amount is in our best interests.  Such limitation, however, does not apply to individual real estate assets and only will apply once we have ceased raising capital in our public offering and invested substantially all of our capital.  As a result, we expect to borrow more than 50% of the contract purchase price of each real estate asset we acquire to the extent our board of directors determines that borrowing these amounts is prudent.

Our advisor may, but is not required to, establish capital reserves from remaining gross offering proceeds, out of cash flow generated by operating properties and other investments or out of non-liquidating net sale proceeds from the sale of our properties and other investments. Capital reserves are typically utilized for non-operating expenses such as tenant improvements, leasing commissions and major capital expenditures. Alternatively, a lender may require its own formula for escrow of capital reserves.

Potential future sources of capital include proceeds from additional private or public offerings of our securities, secured or unsecured financings from banks or other lenders, proceeds from the sale of properties and undistributed funds from operations. If necessary, we may use financings or other sources of capital in the event of unforeseen significant capital expenditures.

Cash Flows from Operating Activities

As of June 30, 2019, we had operations from four commercial real estate properties and investments in unconsolidated real estate entities. During the six months ended June 30, 2019, net cash provided by operating activities was $1,221,927 versus $(203,854) net cash used in operating activities for the six months ended June 30, 2018. We expect cash flows to be provided by operating activities in future periods as a result of additional acquisitions of real estate and real estate related investments.

Cash Flows from Investing Activities

During the six months ended June 30, 2019, net cash used in investing activities was $(5,052,098) versus $(4,936,598) for the six months ended June 30, 2018 and consisted of additions to real estate.

Cash Flows from Financing Activities

Cash flows from financing activities consisted primarily of proceeds from our ongoing public offering and repayments under revolving credit facility. Net cash provided by financing activities for the six months ended June 30, 2019 was $9,406,995 versus $8,769,377 net cash provided by financing activities for the six months ended June 30, 2018.

Contractual Commitments and Contingencies

We use, and intend to use in the future, secured and unsecured debt, as a means of providing additional funds for the acquisition of our properties and our real estate-related assets. We believe that the careful use of borrowings will help us achieve our diversification goals and potentially enhance the returns on our investments. Under our charter, we are prohibited from borrowing in excess of 300% of our net assets, which generally approximates to 75% of the aggregate cost of our assets. We may borrow in excess of this amount if such excess is approved by a majority of the independent directors and disclosed to stockholders in our next quarterly report, along with a justification for such excess. In such event, we will monitor our debt levels and take action to reduce any such excess as practicable. Our aggregate borrowings are reviewed by our board of directors at least quarterly. As of June 30, 2019, our borrowings were not in excess of 300% of the value of our net assets.

In addition to using our capital resources for investing purposes and meeting our debt obligations, we expect to use our capital resources to make certain payments to our advisor. We expect to make payments to our advisor or its affiliates in connection with the selection and origination or purchase of real estate and real estate-related investments, the management of our assets, the management of the development or improvement of our assets and costs incurred by our advisor in providing services to us.

As of June 30, 2019, we had notes payable totaling an aggregate principal amount of $6,045,000. For more information on our outstanding indebtedness, see Note 6 (Notes Payable, net) to the consolidated financial statements included in this report.

Off-Balance Sheet Arrangements

As of June 30, 2019 and December 31, 2018, we had no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Recent Accounting Pronouncements

Based on preliminary assessments, we do not expect the adoption of any recently issued but not yet effective or early-adopted accounting standards to have a material effect on our consolidated financial position or our consolidated results of operations. See Note 2 to the consolidated financial statements included in this Quarterly Report.

Related-Party Transactions and Agreements

We have entered into agreements with our Advisor and its affiliates whereby we have paid, and may continue to pay, certain fees to, or reimburse certain expenses of, our Advisor and its affiliates. See Item 13, “Certain Relationships and Related Transactions and Director Independence” in our Annual Report on Form 10-K for the year ended December 31, 2018 and Note 7 (Related Party Arrangements) to the consolidated financial statements included in this Quarterly Report for a discussion of the various related-party transactions, agreements and fees.

Item 3. Quantitative and Qualitative Disclosures about Market Risk

We will be exposed to interest rate changes primarily as a result of long-term debt used to acquire properties and make loans and other permitted investments. Our interest rate risk management objectives will be to limit the impact of interest rate changes on earnings and cash flows and to lower overall borrowing costs. To achieve these objectives, we expect to borrow primarily at fixed rates or variable rates with the lowest margins available and, in some cases, with the ability to convert variable rates to fixed rates. With regard to variable rate financing, we will assess interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows and by evaluating hedging opportunities.

Item 4. Controls and Procedures

Evaluation of Disclosure Controls and Procedures

In connection with the preparation of this Form 10-Q, as of June 30, 2019, an evaluation was performed under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). In performing this evaluation, management reviewed the selection, application and monitoring of our historical accounting policies. Based on that evaluation, our Chief Executive Officer and Chief Financial Officer concluded that as of June 30, 2019, these disclosure controls and procedures were effective and designed to ensure that the information required to be disclosed in our reports filed with the SEC under the Exchange Act is recorded, processed, summarized and reported as and when required.

Changes in Internal Control over Financial Reporting

There have been no changes in our internal controls over financial reporting that occurred during the quarter ended June 30, 2019 that have materially affected, or are reasonably likely to materially affect, our internal control over financing reporting.

PART II
OTHER INFORMATION

Item 1.  Legal Proceedings

None.

Item 1A. Risk Factors

N/A

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

During the three months ended June 30, 2019, we did not sell any equity securities that were not registered under the Securities Act of 1933, as amended, or the Securities Act.

The table below sets forth information regarding the shares of our common stock redeemed pursuant to our share redemption program during the three months ended June 30, 2019.

	Total Number of Shares Requested to be Redeemed (1)	Total Number of Shares Redeemed	Average Price Paid per Share (2)	Approximate Dollar Value of Shares Available That May Yet Be Redeemed Under the Program (3)
April 2019	4,387	—	$—
May 2019	—	4,387	$9.17
June 2019	5,595	5,595	$9.49
Total	9,982	9,982	$9.35

(1) We generally redeem shares in the month following the end of the fiscal quarter in which requests were received.

(2) Pursuant to the share redemption program, we currently redeem shares at prices determined as follows:

a.	For shares that have been held at least one year, the lesser of 90.0% of the price paid to acquire the shares or 90.0% of the offering price of shares in our most recent offering;

b.	For shares that have been held at least two years, the lesser of 92.5% of the price paid to acquire the shares or 92.5% of the offering price of shares in our most recent offering;

c.	For shares that have been held at least three years, the lesser of 95.0% of the price paid to acquire the shares or 95.0% of the offering price of shares in our most recent offering;

d.	For shares that have been held at least four years, the lesser of 97.5% of the price paid to acquire the shares or 97.5% of the offering price of shares in our most recent offering;

e.	Thereafter, the lesser of 100.0% of the price paid to acquire the shares or 90.0% of the net asset value per share, as determined by the board of directors.

Notwithstanding the foregoing, the redemption price for redemptions sought upon a stockholder’s death or disability or upon confinement to a long-term care facility, is available only for stockholders who purchased their shares directly from us or the persons specifically set forth in the share redemption program.

(3) The number of shares that may be redeemed pursuant to our share redemption program will not exceed (i) 5% of the weighted-average number of shares outstanding during the 12-month period immediately prior to the effective date of the redemption and (ii) those share redemptions that can be funded with proceeds from our distribution reinvestment plan plus, if we had positive net operating cash flow for the previous fiscal year, 1% of all operating cash flow from the previous fiscal year.

On June 24, 2016, our Registration Statement on Form S-11 (File No. 333-207711), registering our initial public offering of up to $269,000,000 in shares of our common stock, was declared effective by the SEC under the Securities Act and we commenced our initial public offering. On January 9, 2017, we amended our charter, to (i) designate our authorized shares of common stock as Class A shares of common stock and Class T shares of common stock and (ii) convert each share of our common stock outstanding as of date of the amendment to our charter into a share of our Class A common stock. On February 6, 2017, our amended registration statement on Form S-11 (File No. 333-207711), registering our public offering of up to $269,000,000 in shares of our Class A common stock and Class T common stock, was declared effective by the SEC and we commenced offering shares of our Class A and Class T common stock in our initial public offering.

In our initial public offering we are offering up to $250,000,000 in any combination of shares of our Class A and Class T common stock to the public and up to $19,000,000 in shares of our Class A and Class T common stock to our stockholders pursuant to our distribution reinvestment plan.

On June 24, 2019, we filed a registration statement on Form S-11 (Registration No. 333-232308) registering $220,000,000 in any combination of shares of Class A and Class T common stock to be sold on a “best efforts” basis in our follow-on offering. We continue to sell shares of our Class A and Class T common shares pursuant to the Offering, which we may continue to do until the earlier of the effective date of the follow-on offering or December 21, 2019.

We are currently offering Class A common stock to the public at the initial price of $10.00 per share and to stockholders at a price of $9.50 per share for Class A common stock purchased pursuant to the distribution reinvestment plan. We are currently offering Class T common stock to the public at the initial price of $9.60 per share and to stockholders at a price of $9.12 per share for Class T common stock purchased pursuant to the distribution reinvestment plan.

From our inception through June 30, 2019, we had recognized selling commissions, dealer manager fees and organization and other offering costs in our initial public offering in the amounts set forth below. The dealer manager for our public offering reallowed all of the selling commissions and a portion of the dealer manager fees to participating broker-dealers.

Type of Expense	Amount	Estimated/Actual
Selling commissions and dealer manager fees	$4,267,238	Actual
Finders’ fees	—	—
Expenses paid to or for underwriters	—	—
Other organization and offering costs	1,261,094	Actual
Total expenses	$5,528,332

As of June 30, 2019, the net offering proceeds to us from our initial public offering after deducting the total expenses incurred as described above, were $50,242,058. For the period from inception through June 30, 2019, the ratio of the cost of raising capital to capital raised was approximately 9.66%.

We intend to use substantially all of the available net proceeds from our initial public offering to continue to invest in a portfolio of real properties. As of June 30, 2019, we had used $27,533,000 of the net proceeds from our initial public offering, plus debt financing, to purchase four properties and we had used $8,700,000 of net offering proceeds to invest in an unconsolidated real estate joint venture between our company and Hartman XX Limited Partnership, the operating partnership of our affiliate, Hartman Short Term Income Properties XX, Inc.

Item 3. Defaults Upon Senior Securities

None.

Item 4.  Mine Safety Disclosures

Not applicable.

Item 5. Other Information

None.

Item 6.  Exhibits

Exhibit	Description
3.1
Third Articles of Amendment and Restatement (incorporated by reference to Exhibit 3.1 to Pre-Effective Amendment No. 3 to the Post-Effective Amendment No. 1 to the Company’s Registration statement on Form S-11 (Registration No. 333-207711) filed on January 12, 2017.)

3.2	Bylaws (incorporated by reference to Exhibit 3.2 to Pre-Effective Amendment No. 5 to the Company’s Registration statement on Form S-11 (Registration No. 333-207711) filed on May 23, 2016.)
10.1
Master Credit Facility Agreement dated December 27, 2018 by and between East West Bank and Hartman vREIT XXI Operating Partnership, L.P. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on January 3, 2019.)

10.2	Revolving Promissory Note dated December 27, 2018 in favor of East West Bank (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on January 3, 2019.)
10.3
Deed of Trust, Assignment of Rents and Security Agreement dated December 27, 2018 by Hartman Spectrum, LLC in favor of East West Bank (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on January 3, 2019.)

10.4
Real Property Management Agreement dated December 5, 2018 by and between Hartman Spectrum, LLC and Hartman Income REIT Management, Inc. (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed on January 3, 2019.)

10.5
Deed of Trust, Assignment of Rents and Security Agreement dated December 27, 2018 by Hartman 11211, LLC in favor of East West Bank (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on January 17, 2019.)

10.6
Real Property Management Agreement dated December 5, 2018 by and between Hartman Spectrum, LLC and Hartman Income REIT Management, Inc. (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on January 17, 2019.)

31.1*	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2*	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32.1*	Certification of Chief Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
32.2*	Certification of Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HARTMAN vREIT XXI, INC.

Date:     August 14, 2019

                  By: /s/ Allen R. Hartman
Allen R. Hartman,
Chairman of the Board and Chief Executive Officer
(Principal Executive Officer)

Date:     August 14, 2019

                 By: /s/ Louis T. Fox, III
Louis T. Fox, III,
Chief Financial Officer,
(Principal Financial and Principal Accounting Officer)